Exhibit 10.1

Execution Version

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of November 18, 2022

among

RENAISSANCERE HOLDINGS LTD.,

as the Borrower,

RENAISSANCE REINSURANCE LTD.,

RENAISSANCERE SPECIALTY U.S. LTD.,

RENAISSANCE REINSURANCE U.S. INC.

and

RENAISSANCERE EUROPE AG,

collectively with the Borrower,

as Account Parties

VARIOUS FINANCIAL INSTITUTIONS,

as the Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Fronting Bank, LC Administrator and Administrative Agent,

BARCLAYS BANK PLC,

as Syndication Agent and Sustainability Structuring Agent

and

WELLS FARGO SECURITIES, LLC and BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Lead Bookrunners

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

SCHEDULES AND EXHIBITS

SCHEDULE	1.1	Excluded Entities
SCHEDULE	1.2	Pricing Grid
SCHEDULE	1.3	Eligible Collateral
SCHEDULE	2.1	Commitments
SCHEDULE	5.2	SAP Exceptions
SCHEDULE	5.3	Adverse Changes
SCHEDULE	5.4	Litigation and Contingent Liabilities
SCHEDULE	5.12	Subsidiaries
SCHEDULE	5.14	Taxes
SCHEDULE	7.7	Liens
SCHEDULE	11.2	Addresses

EXHIBIT A	Loan Notice
EXHIBIT B	Form of Compliance Certificate
EXHIBIT C	Form of Assignment and Assumption
EXHIBIT D-1	Form of Revolving Note
EXHIBIT D-2	Form of Swingline Note
EXHIBIT E	Form of Guaranty
EXHIBIT F	Form of Syndicated Letter of Credit
EXHIBIT G	Form of Fronting Agreement
EXHIBIT H	Form of Borrowing Base Report
EXHIBIT I-1	Form of U.S. Tax Compliance Certificate – Foreign Lenders (Not Partnerships)
EXHIBIT I-2	Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Not Partnerships)
EXHIBIT I-3	Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Partnerships)
EXHIBIT I-4	Form of U.S. Tax Compliance Certificate – Foreign Lenders (Partnerships)
EXHIBIT J	Form of Security Agreement

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 18, 2022, is entered into by and among RenaissanceRe Holdings Ltd., a Bermuda company (the “Borrower”), Renaissance Reinsurance Ltd., a Bermuda company (“Renaissance Reinsurance”), RenaissanceRe Specialty U.S. Ltd., a Bermuda company (“RenaissanceRe Specialty U.S.”), Renaissance Reinsurance U.S. Inc., a Maryland corporation (“Renaissance Reinsurance U.S.”) and RenaissanceRe Europe AG, a Swiss corporation (“RenaissanceRe Europe”; and collectively with the Borrower, Renaissance Reinsurance, RenaissanceRe Specialty U.S. and Renaissance Reinsurance U.S., the “Account Parties” and each an “Account Party”), various financial institutions from time to time party hereto (the “Lenders”) and Wells Fargo Bank, National Association (“Wells Fargo”), as the Fronting Bank, the LC Administrator, a Swingline Lender and the Administrative Agent.

BACKGROUND STATEMENT

The Borrower, the financial institutions party thereto and the Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement, dated as of November 9, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”).

The parties hereto have agreed to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein, it being the intention of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in it is entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrower outstanding thereunder, which shall be payable in accordance with the terms hereof.

It is also the intent of the parties hereto to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Definitions. When used herein the following terms shall have the following meanings:

“Account Designation Letter” means a letter from the Borrower to the Administrative Agent, duly completed and signed by an Executive Officer of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

“Account Party” has the meaning specified in the Preamble.

“Adjusted Daily Simple SOFR” means, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) the sum of (i) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (A) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (B) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Adjusted Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days and (ii) the SOFR Adjustment and (b) the Floor. Any change in Adjusted Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, its account as set forth on Schedule 11.2, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Third Amended and Restated Credit Agreement.

“Annual Statement” means the annual financial statement of an Insurance Subsidiary as required to be filed with the applicable Governmental Authority of such Insurance Subsidiary’s domicile, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act and all other federal or state laws, rules, and regulations of the United States and any national laws, rules and regulations of any foreign country, in each case applicable to the Borrower and its Subsidiaries concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Borrower or any Loan Party is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Commitment Fee Rate” means the rate set forth opposite the “Commitment Fee Rate” on the Pricing Grid for the applicable Pricing Level.

“Applicable Issuing Party” means (a) in the case of Fronted Letters of Credit, the Fronting Bank and (b) in the case of Syndicated Letters of Credit, the LC Administrator.

“Applicable LC Fee Rate” means (a) in respect of Unsecured Letters of Credit, the per annum rate corresponding to the “Applicable Margin for SOFR Loans” set forth on the Pricing Grid for the applicable Pricing Level, and (b) in respect of Secured Letters of Credit, a per annum rate equal to 0.40%.

“Applicable Margin” means (a) in the case of SOFR Loans, the rate set forth opposite “Applicable Margin for SOFR Loans” on the Pricing Grid for the applicable Pricing Level and (b) in the case of Base Rate Loans, the rate set forth opposite “Applicable Margin for Base Rate Loans” on the Pricing Grid for the applicable Pricing Level.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and issue Syndicated Letters of Credit and the obligation of the Fronting Bank to issue Fronted Letters of Credit have been terminated pursuant to Section 8.2 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The Applicable Percentage of each Lender as of the Effective Date is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of Wells Fargo Securities, LLC and Barclays, in their respective capacities as joint lead arrangers and joint lead bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.4, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the LC Issuers to make LC Credit Extensions pursuant to Section 8.2.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.3(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Bankruptcy Event” means the occurrence of an Event of Default pursuant to Section 8.1(e).

“Barclays” means Barclays Bank PLC.

“Base Rate” means the highest of (a) the per annum interest rate publicly announced from time to time by Wells Fargo in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, (b) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate, (c) Adjusted Term SOFR for an Interest Period of one month plus 1.00%, as adjusted to conform to changes as of the opening of business on the date of any such change of Adjusted Term SOFR, and (d) 1%; provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.3(b)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Adjusted Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.3(b)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.3(b)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower” has the meaning specified in the Preamble.

“Borrower Materials” has the meaning specified in Section 6.1.

“Borrower Net Worth” means, as of any date of determination, the sum of (a) the consolidated shareholders’ equity of the Borrower and its Subsidiaries calculated in accordance with GAAP, plus, without duplication, (b) any preferred shares of the Borrower issued to Persons other than a Subsidiary which are not mandatorily redeemable before the LC Expiration Date, plus, (c) the difference (whether positive or negative and net of any tax impact (to be calculated using the income tax rate for the prior fiscal year)) between (i) the amortized cost of fixed maturity investments trading, and (ii) the fair market value of such fixed maturity investment trading. For purposes of determining Borrower Net Worth, the amount of unrealized appreciation (depreciation) on available for sale investments shown on the Borrower’s statement of changes in shareholder’s equity under the caption “Accumulated other comprehensive income (loss)” will be excluded.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Type made to the Borrower on the same day by the Lenders under Article II, and, other than in the case of Base Rate Loans or Swingline Loans, having the same Interest Period.

“Borrowing Base” means, with respect to each Account Party for any Business Day as of which it is being calculated, the aggregate amount equal to the fair market value (or, as to cash, the amount thereof) of Collateral held in a Collateral Account of such Account Party multiplied by the Advance Rate for such Collateral as set forth on Schedule 1.3, in each case as of the close of business on the immediately preceding Business Day or, if such amount is not determinable as of the close of business on such immediately preceding Business Day, as of the close of business on the most recent Business Day on which such amount is determinable, which Business Day shall be not more than two (2) Business Days prior to the Business Day as of which any Borrowing Base is being calculated; provided that the calculation of each Borrowing Base shall be further subject to any terms and conditions set forth on Schedule 1.3; provided further that (a) no Collateral (including cash) shall be included in the calculation of any Borrowing Base unless the Administrative Agent has a first priority perfected Lien on and security interest in such Collateral pursuant to the Security Documents, and (b) no Collateral which is subject to a securities lending arrangement shall be included in a Borrowing Base.

“Borrowing Base Report” has the meaning specified in Section 6.12(c).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Charlotte, North Carolina or (except in determining applicable rates hereunder) Hamilton, Bermuda, London, England, Zurich, Switzerland and/or New York, New York, as applicable. Each Lender located in Bermuda shall provide the Administrative Agent with a list of Bermuda banking holidays thirty (30) days prior to each January 1.

“Capitalized Lease” means, as to any Person, any lease which is or should be capitalized on the balance sheet of such Person in accordance with GAAP, together with any other lease which is in substance a financing lease, including any lease under which (a) such Person has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date the lease is entered into or (b) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder; provided, that the taking effect of any accounting standards or changes in GAAP after November 9, 2018 will not cause any lease that was not or would not have been a Capitalized Lease prior to the taking effect of such accounting standards or changes in GAAP to be deemed a Capitalized Lease.

“Cash Collateral Account” has the meaning set forth in Section 3.6(a).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Fronting Bank and the Lenders, as collateral for LC Obligations or obligations of Lenders to fund or fund participations in respect of Letters of Credit, cash or deposit account balances or, if the Applicable Issuing Party shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Fronting Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Catastrophe Bond” means (a) any note, bond or other Debt instrument or any swap or other similar agreement which has a catastrophe, weather or other risk feature linked to payments thereunder and (b) any equity interest in a Person that is not a Subsidiary controlled, directly or indirectly, by the Borrower for the sole purpose of investing in Debt of the type described in clause (a), which, in the case of Catastrophe Bonds purchased by the Borrower or any of its Subsidiaries, are purchased in accordance with its customary reinsurance underwriting procedures.

“Change in Control” shall be deemed to have occurred if (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Borrower occurs; (b) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of the Borrower that represent 51% or more of the combined voting power of the Borrower’s then outstanding securities; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose nomination by or appointment to the Board of Directors or whose nomination by the stockholders of the Borrower was approved by a vote of the directors of the Borrower then still in office who are either directors at the beginning of such period or whose election or nomination for election was previously approved by the Board of Directors) cease for any reason to constitute a majority of the Borrower’s Board of Directors then in office.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Collateral” means all cash and other obligations and investments specified on Schedule 1.3 that shall from time to time be pledged or be purported to be pledged as direct or indirect security for the Secured Obligations pursuant to any one or more of the Security Documents.

“Collateral Account” means each investment securities account and deposit account of the Borrower or the Account Parties (or any of them) maintained with the Custodian pursuant to the applicable Custody Agreement into which certain Collateral or Cash Collateral shall be deposited from time to time and over which the Administrative Agent has a valid and enforceable security interest in and Lien upon such Collateral superior to and prior to the rights of all third persons and subject to no other Liens.

“Commitment” means, as to any Lender, the commitment of such Lender to make Loans to the Borrower, to participate in Swingline Loans, and to issue and participate in Letters of Credit for the account of the Account Parties pursuant to Section 2.1 in an amount not to exceed the amount set forth on Schedule 2.1 (as such amount may be adjusted under Section 2.4, Section 2.11 or as a result of one or more assignments under Section 11.6).

“Compliance Certificate” means a certificate substantially in the form of Exhibit B but with such changes as the Administrative Agent may from time to time reasonably request for purposes of monitoring the Borrower’s compliance herewith.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.5 and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Borrower) that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means the consolidated Debt of the Borrower and its Subsidiaries, including the principal amount of the Loans and the aggregate amount of all unreimbursed LC Disbursements. For purposes of calculating Consolidated Debt, an amount will be excluded equal to the OL Note Exclusion Amount and only the aggregate amount of Hybrid Securities that exceeds 15% of Total Capitalization at the time of determination shall be included as Consolidated Debt.

“Contractual Obligation” means, relative to any Person, any obligation, commitment or undertaking under any agreement or other instrument to which such Person is a party or by which it or any of its property is bound or subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Controlling and Controlled have meanings correlative thereto.

“Covered Party” has the meaning assigned thereto in Section 11.21(a).

“Credit Extension” means any Borrowing or any LC Credit Extension.

“Custodian” means each bank or financial institution that maintains a Collateral Account (in its capacity as custodian thereof), in each case including any sub-custodian.

“Custody Agreement” means any control agreement among an Account Party, a Custodian and the Administrative Agent, and “Custody Agreements” means all of the foregoing.

“Debt” means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money or in respect of loans or advances (including any such obligations issued by such Person that qualify as Catastrophe Bonds described in clause (a) of the definition thereof net of any escrow established (whether directly or to secure any letter of credit issued to back such Catastrophe Bonds) in connection with such Catastrophe Bonds); (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit which have been drawn but not reimbursed by the Person for whose account such letter of credit was issued, and bankers’ acceptances issued for the account of such Person (except, in each case, to the extent any such reimbursement obligations are cash collateralized); (d) all obligations in respect of Capitalized Leases of such Person; (e) the Swap Termination Value in respect of Swap Contracts of such Person; (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable and accrued obligations in the ordinary course of business, (y) purchase price adjustments, earnouts and other contingent acquisition consideration that is not yet overdue for more than thirty (30) days after the date fixed (after giving effect to any applicable grace periods) for payment thereof and (z) obligations arising under deferred compensation plans in effect on the date hereof or which have been approved by the board of directors of such Person); (g) Debt of such Person secured by a Lien on property owned or being purchased by such Person (including Debt arising under conditional sales or other title retention agreements) whether or not such Debt is limited in recourse (it being understood, however, that if recourse is limited to such property, the amount of such Debt shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (h) any Debt of another Person secured by a Lien on any assets of such first Person, whether or not such Debt is assumed by such first Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (i) any Debt of a partnership in which such Person is a general partner unless such Debt is nonrecourse to such Person; (j) any capital stock or other equity interests issued by such Person that has a mandatory redemption date that may or will occur on or prior to the LC Expiration Date; (k) all Guarantees of such Person in respect of any of the foregoing (including in respect of the Top Layer LC) and (l) obligations in respect of Hybrid Securities; provided that, notwithstanding anything to the contrary contained herein, Debt shall not include, (1) issued, but undrawn, letters of credit which have been issued to or for the benefit of reinsurance cedents in the ordinary course of business, (2) unsecured current liabilities incurred in the ordinary course of business and paid within ninety (90) days after the due date (unless contested diligently in good faith by appropriate proceedings and, if requested by the Administrative Agent, reserved against in conformity with GAAP) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments (except as described in clauses (1) or (2) above), (3) any obligations of such Person under any Reinsurance Agreement, Primary Policy, Industry Loss Warranty or Loan Party Swap, or (4) any Net Worth Maintenance Agreement.

“Debt to Capital Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt to (b) Total Capitalization.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States, Bermuda, Switzerland or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any condition or event, which, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means when used with respect to (a) a Base Rate Loan, an interest rate equal to the Base Rate plus any Applicable Margin plus 2% per annum, (b) a SOFR Loan, an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such SOFR Loan plus 2% per annum, (c) Letter of Credit Fees, a rate equal to the Applicable LC Fee Rate plus 2% per annum and (d) any Obligation not covered in clauses (a), (b) or (c) above, an interest rate equal to the Base Rate plus any Applicable Margin plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.12, any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations or direct obligations in respect of Letters of Credit, or participations in Swingline Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute or unless such failure has been cured, (b) has notified the Borrower, the Fronting Bank, any Swingline Lender, or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, the Fronting Bank, each Swingline Lender, each LC Administrator and each Lender.

“Department” has the meaning specified in Section 5.2.

“Designated Person” means any Person listed on a Sanctions List or otherwise the subject or target of any Sanction.

“Dollar(s)” and the sign “$” means lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions precedent for the amendment and restatement of the Existing Credit Agreement specified in Section 9.1 are met.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.6(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 11.6(b)(iii)).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041 of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041, Borrower’s or any ERISA Affiliate’s receipt of notice that a Multiemployer Plan amendment is treated as a termination under Section 4041A of ERISA, or the Borrower’s or any ERISA Affiliate’s receipt of notice from the PBGC of the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which is reasonably expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or, to the knowledge of the Borrower or an ERISA Affiliate, any Multiemployer Plan; (f) the Borrower’s or an ERISA Affiliate’s receipt of notice of the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned thereto in Section 10.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 10.12(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 10.12(d).

“ESG” has the meaning assigned thereto in Section 2.14(a).

“ESG Amendment” has the meaning assigned thereto in Section 2.14(a).

“ESG Pricing Provisions” has the meaning assigned thereto in Section 2.14(a).

“ESG Ratings” has the meaning assigned thereto in Section 2.14(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events described in Section 8.1.

“Evergreen Letter of Credit” has the meaning assigned thereto in Section 3.3.

“Excluded Debt” means any Debt issued or incurred by (a) a Subsidiary that is licensed, accredited or otherwise recognized and regulated as an insurance company, reinsurance company, underwriting syndicate or other insurance licensee of a government agency or quasi government agency whose investments, loans, financial transactions or affiliate arrangements are regulated by such government or quasi government agency (including, without limitation, any entity subject to regulation as an insurer of any class by the Bermuda Monetary Authority), (b) a Subsidiary that is a special purpose vehicle created to issue or incur such Debt so long as neither the Borrower nor any other Subsidiary guarantees or provides other recourse support for such Debt, (c) a Subsidiary, with such Debt having a face amount that does not exceed 1% of Borrower Net Worth and neither the Borrower nor any other Subsidiary guarantees or provides other recourse support for such Debt, provided that the aggregate of all such Debt treated as Excluded Debt under this clause (c) shall not exceed 2.5% of Borrower Net Worth, (d) a Loan Party pursuant to this Agreement or any other Loan Document and (e) obligations under inter-group cash-pooling agreements and similar arrangements.

“Excluded Entity” means any (a) Person in which the Borrower and/or its Subsidiaries, individually or in the aggregate, own, directly or indirectly, equity interests entitled to not more than 50% of the profits thereof, (b) Person created for the purpose of issuing securities to support specified insurance or reinsurance obligations or other liabilities of the Borrower or any of its Subsidiaries, (c) Renaissance Other Investments Holdings Ltd. (so long as its holdings in Subsidiaries that are non-Excluded Entities would not result in it constituting a Material Subsidiary) and (d) cell of a protected cell company or substantially similar entity which operates under applicable Law as a single legal entity that is legally protected from the liabilities of the Borrower’s and its Subsidiaries’ other accounts. Each Excluded Entity as of the Effective Date is set forth on Schedule 1.1. Concurrently with the delivery of each Compliance Certificate to the Administrative Agent pursuant to Section 6.1(f), the Borrower shall deliver an updated Schedule 1.1 to the Administrative Agent identifying each Excluded Entity as of such date.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any Tax attributable to the failure of any Recipient to comply with Section 4.1(e), (c) in the case of a Lender, any withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to the Laws in force at the time (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) designates or assigns a new Lending Office, except to the extent that, pursuant to Section 4.1(a)(ii) or Section 4.1(a)(iii), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before designation of a new Lending Office (or assignment), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Officer” means, as to any Person, the president, the chief financial officer, the chief executive officer, the general counsel, the treasurer, the secretary or any other Person duly authorized to act on behalf of such Person in a similar capacity (or, with respect to any Person incorporated under the laws of Switzerland, the managing director and head of underwriting or head of finance and business operations) and, solely for purposes of notices given pursuant to Article II or Article III, any other officer or employee of the Borrower so designated by any of the foregoing persons in a notice to the Administrative Agent. Any document delivered hereunder that is signed by an Executive Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Executive Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Existing Credit Agreement” has the meaning set forth in the Background Statement.

“Exiting Lender” has the meaning assigned thereto in Section 11.22.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version that is substantively comparable) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and (b) and any intergovernmental agreements between the U.S. and any non-U.S. jurisdiction with respect to the foregoing and any law, regulation or practice adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the fee letter, dated October 21, 2022 among the Borrower, Wells Fargo and Wells Fargo Securities, LLC.

“Financial Strength Rating” means (a) the financial strength rating given to Renaissance Reinsurance by A.M. Best Company or (b) in the event that A.M. Best Company ceases to exist or to issue financial strength ratings generally, the equivalent financial strength rating given to Renaissance Reinsurance by S&P.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on the last day of December.

“Floor” means a rate of interest equal to 0%.

“Foreign Lender” means any Lender that is not treated as a U.S. Person under Section 7701(a)(30) of the Code.

“Foreign Plan” has the meaning specified in Section 5.5(c).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronted Letter of Credit” means a Letter of Credit issued by the Fronting Bank in which the Lenders purchase a risk participation pursuant to Section 3.2.

“Fronted Letter of Credit Cash Collateral” has the meaning assigned thereto in Section 3.12(b)(i).

“Fronted Letter of Credit Collateral Account” has the meaning assigned thereto in Section 3.12(b)(i).

“Fronted Letter of Credit Exposure” means, at any time for each Lender, such Lender’s Letter of Credit Exposure in respect of Fronted Letters of Credit.

“Fronted Letter of Credit Notice” has the meaning specified in Section 3.2(b).

“Fronted Letter of Credit Sublimit” means $50,000,000.

“Fronting Agreement” means an agreement between any Non-NAIC Qualified Lender and any Non-NAIC Fronting Bank that such Non-NAIC Fronting Bank will itself honor the obligations of such Non-NAIC Qualified Lender in respect of a draft complying with terms of a Syndicated Letter of Credit as if, and to the extent, such Non-NAIC Fronting Bank were the LC Issuer originally named on such Syndicated Letter of Credit in substantially the form of Exhibit G.

“Fronting Bank” means, as applicable, (i) with respect to Fronted Letters of Credit, Wells Fargo and any other Person that agrees, in its sole and absolute discretion, to become the issuer of Fronted Letters of Credit hereunder and (ii) with respect to Syndicated Letters of Credit, any Non-NAIC Fronting Bank.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Fronting Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations with respect to Fronted Letters of Credit other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lenders, such Defaulting Lender’s Applicable Percentage of the outstanding Swingline Loans (other than the Swingline Loans as to which such Defaulting Lender’s participations obligation has been reallocated to other Lenders in accordance with the terms hereof).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (without duplication) any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien); provided, however, that obligations of the Borrower or any of its Subsidiaries under Primary Policies, Reinsurance Agreements, Industry Loss Warranties or any Loan Party Swap which are entered into in the ordinary course of business (including security posted to secure obligations thereunder) shall not be deemed to be a Guarantee for the purposes of this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means RenaissanceRe Finance Inc. and any other Person that guarantees the Obligations; provided, that, if any of the foregoing Persons is released from its Guaranty in accordance with Section 6.11, such Person shall no longer be considered a Guarantor (it being understood that such Person will be obligated to become a Guarantor again if required pursuant to Section 6.11(a)).

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit E.

“Hybrid Securities” means any trust preferred security, deferrable interest subordinated debt security, mandatory convertible debt or other hybrid security issued by the Borrower or any of its Subsidiaries that (i) is accorded equity treatment by S&P at the time such security is issued and (ii) by its terms (or by the terms of any security into which it is convertible for or which it is exchangeable) or upon the happening of any event or otherwise, does not mature or is not mandatorily redeemable or subject to any mandatory repurchase requirement at any time on or prior to the date which is six months after the Maturity Date.

“Illegality Notice” has the meaning specified in Section 4.2.

“ILS Fund Group” means RenaissanceRe Fund Holdings Ltd., a Bermuda company, its Subsidiaries in existence on December 31, 2017, and each Subsidiary (including any Insurance-Linked Securities Fund or Person licensed as an insurance company) formed after December 31, 2017 in connection with the establishment and management of Insurance-Linked Securities Funds.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning specified in Section 11.4(b).

“Industry Loss Warranty” means an agreement, whether in the form of a reinsurance agreement or a Swap Contract or other similar agreement entered into by any Insurance Subsidiary in accordance with its customary insurance or reinsurance underwriting procedures, which creates a payment obligation arising from an industry-wide loss relating to a catastrophe, weather or other similar risk.

“Information” has the meaning specified in Section 11.7.

“Insurance Code” means, with respect to any Insurance Subsidiary, the Insurance Code or Law of such Insurance Subsidiary’s domicile and any successor statute of similar import, together with the regulations thereunder or otherwise modified and in effect from time to time. References to sections of the Insurance Code shall be construed to also refer to successor sections.

“Insurance-Linked Securities Fund” means a pooled investment vehicle formed or organized by a member of the ILS Fund Group (a) which is not licensed by a Governmental Authority to engage in the insurance business by issuing Primary Policies or entering into Reinsurance Agreements or Industry Loss Warranties, (b) which is managed by a Non-Insurance Subsidiary or a member of the ILS Fund Group, (c) which invests in any or all of the following: bonds and other securities, repurchase agreements, Swap Contracts and other arrangements related to insurance, reinsurance and weather, energy and related commodity derivatives transactions including Industry Loss Warranties or collateralized reinsurance contracts, and (d) the ownership or profit interests in which may be held by institutional investors and/or one or more members of the ILS Fund Group.

“Insurance Policies” means policies purchased from insurance companies by the Borrower or any of its Subsidiaries, for its own account to insure against its own liability and property loss (including casualty, liability and workers’ compensation insurance), other than Retrocession Agreements.

“Insurance Subsidiary” means any Subsidiary of the Borrower which is licensed by any Governmental Authority to engage in the insurance business by issuing Primary Policies or entering into Reinsurance Agreements.

“Interest Payment Date” means, (a) as to any SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date, (b) as to any Base Rate Loan (other than Swingline Loans), the last Business Day of each calendar quarter and the Maturity Date, and (c) as to any Swingline Loans, the earlier of (i) the maturity of such Swingline Loan and (ii) on the date of payment of such Swingline Loan (including any prepayment of such Swingline Loan).

“Interest Period” means, as to any SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or on the date on which the SOFR Loan is converted into or continued as a SOFR Loan, and ending on the date one, three or six months thereafter as selected by the Borrower in its Loan Notice; provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interests Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iv) no Interest Period for any Loan shall extend beyond the scheduled Maturity Date; and

(v) no tenor that has been removed from this definition pursuant to Section 4.1(b)(iv) shall be available for specification in any Loan Notice.

“Invested Assets” means cash, cash equivalents, short term investments, investments held for sale, any other assets which are treated as investments under GAAP and shares of any Investment Vehicle.

“Investment Vehicles” means RIHL, RIHL II, ROIHL III, RIMCO, RRALTS and any other entity formed or created for a similar purpose of investing assets of the Borrower or its subsidiaries.

“IRS” means the United States Internal Revenue Service.

“ISP” means with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“KPIs” has the meaning assigned thereto in Section 2.14(a).

“Laws” means, in respect of any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case applicable to such Person and whether or not having the force of law.

“LC Administrator” means Wells Fargo, in such capacity, together with any replacement LC Administrator arising under Section 10.6.

“LC Advance” means, with respect to each Lender, such Lender’s funding of its participation in any LC Disbursement in accordance with its Applicable Percentage. All LC Advances shall be denominated in Dollars.

“LC Credit Extension” means the issuance of a Letter of Credit, the issuance of an amendment to any Letter of Credit which increases the stated amount thereof or the extension of any expiry date of any Letter of Credit.

“LC Disbursement” means (i) with respect to any Fronted Letter of Credit, any payment made by the applicable Fronting Bank pursuant thereto and (ii) with respect to any Syndicated Letter of Credit, any payment made by an LC Issuer pursuant thereto.

“LC Expiration Date” means one (1) year after the Maturity Date, provided, however, that if such date is not a Business Day, the LC Expiration Date shall be the next preceding Business Day.

“LC Issuer” means (a) with respect to a Fronted Letter of Credit, the Fronting Bank and (b) with respect to a Syndicated Letter of Credit, each Lender.

“LC Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Account Party at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender Group” means an Indemnitee, the Lender (or the Arranger) with which such Indemnitee is affiliated, and each Related Person of the foregoing.

“Lenders” has the meaning specified in the Preamble and, unless the context requires otherwise, shall include the Swingline Lenders and the Lenders in their capacities as LC Issuers with respect to Syndicated Letters of Credit.

“Lending Office” means, as to any Lender, or LC Issuer, the office or offices of such Lender or LC Issuer, described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender or LC Issuer may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder. Letters of Credit shall be issued in Dollars.

“Letter of Credit Application” means a Letter of Credit Application in the form then used by the Applicable Issuing Party for standby letters of credit (with appropriate adjustments to indicate that any letter of credit issued thereunder is to be issued pursuant to, and subject to the terms and conditions of, this Agreement).

“Letter of Credit Collateral Account” has the meaning assigned thereto in Section 3.12(b)(ii).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any Letter of Credit Notice therefor and any other Letter of Credit Application, agreements, instruments, guarantees or other documents (whether general in application to all Letters of Credit issued by the Applicable Issuing Party or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.

“Letter of Credit Fee” has the meaning assigned thereto in Section 3.8(a).

“Letter of Credit Notice” means a Syndicated Letter of Credit Notice or a Fronted Letter of Credit Notice, as the context requires.

“Lien” means, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment which secures payment or performance of any obligation and shall include any mortgage, lien, pledge, encumbrance, charge, retained title of a conditional vendor or lessor, or other security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of title, financing or similar statement or notice, or other encumbrance arising as a matter of law, judicial process or otherwise.

“Lloyd’s” means the Society incorporated by Lloyd’s Act 1871 by the name of Lloyd’s whose principle place of business, as of the Effective Date, is One Lime Street, London EC3M 7HA, U.K.

“Lloyd’s Managing Agent” means a company that has the permission of Lloyd’s to act as a managing agent or as a substitute agent.

“Lloyd’s Syndicate” means an entity or individual or group of entities or individuals underwriting insurance business at Lloyd’s through the agency of a Lloyd’s Managing Agent and to which a syndicate number is assigned by Lloyd’s. As of the Effective Date, the Lloyd’s Syndicate includes RenaissanceRe Syndicate 1458.

“Loan” means a Revolving Loan and/or a Swingline Loan, as the context requires.

“Loan Documents” means this Agreement, each Guaranty, the Security Documents, the Fee Letter, each Letter of Credit Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.6 and all other agreements, instruments, certificates, documents, schedules or other written indicia delivered by the Borrower or any of its Subsidiaries in connection with any of the foregoing.

“Loan Notice” means a notice of a (a) Borrowing, (b) conversion of Loans from one Type to the other, or (c) continuation of SOFR Loans, pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower, the other Account Parties and any Guarantor.

“Loan Party Swap” means any Swap Contract entered into between a Loan Party and Renaissance Reinsurance for the purpose of providing capital to Renaissance Reinsurance with respect to catastrophic risks.

“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.

“Market Disruption Event” has the meaning assigned thereto in Section 4.3(a).

“Material Adverse Effect” means, the occurrence of an event (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which has or could reasonably be expected to have a material adverse effect on:

(a) the assets, business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole; or

(b) the ability of the Borrower to perform any of its payment or other material obligations under any of the Loan Documents; or

(c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document that by its terms purports to bind such Loan Party.

“Material Insurance Subsidiary” means an Insurance Subsidiary which is also a Material Subsidiary.

“Material Subsidiary” means (a) Renaissance Reinsurance and (b) each other Subsidiary of the Borrower that, on a consolidated basis with its Subsidiaries, either (i) as of the end of the most recently completed Fiscal Year of the Borrower for which audited financial statements are available, has assets that exceed 10% of the total consolidated assets of the Borrower and all its Subsidiaries as of the last day of such period or (ii) for the most recently completed Fiscal Year of the Borrower for which audited financial statements are available, has revenues that exceed 10% of the consolidated revenue of the Borrower and all of its Subsidiaries for such period; provided, that on any date of determination as to whether any Subsidiary is a Material Subsidiary, if subsequent to the most recently completed Fiscal Year of the Borrower for which audited financial statements are available, the Borrower or any Subsidiary of the Borrower completed one or more acquisitions that required the preparation of pro forma financial information of the type required by Article XI of Regulation S-X promulgated by the Securities and Exchange Commission, then such pro forma financial information (or, if multiple such acquisitions shall have been completed, then the most recent of such pro forma financial information) shall be used in place of the aforesaid audited financial statements to determine whether such Subsidiary is a Material Subsidiary.

“Maturity Date” means November 18, 2027; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and that is subject to Title IV of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“NAIC Qualified Institution List” has the meaning set forth in the definition of “NAIC-Qualified Lender.”

“NAIC-Qualified Lender” means, at any time, (a) any Lender listed on the “NAIC List of Qualified U.S. Financial Institutions” maintained by the NAIC (the “NAIC Qualified Institution List”) at such time and acting through the legal entity so listed or (b) any Lender as to which its Fronting Lender is a financial institution listed on the NAIC Qualified Institution List at such time.

“Net Worth Maintenance Agreement” means net worth maintenance agreements entered into by the Borrower or any of its Subsidiaries with respect to a wholly-owned Insurance Subsidiary which are required either by the Governmental Authority regulating such Insurance Subsidiary or a rating agency providing a rating for such Insurance Subsidiary provided such agreements are in favor of either such Insurance Subsidiary or the Governmental Authority regulating such Insurance Subsidiary or beneficiaries of the policies issued by such Insurance Subsidiary.

“Non-Extension Notice Date” has the meaning assigned thereto in Section 3.3.

“Non-Insurance Subsidiary” means any Subsidiary of the Borrower (a) that is not an Insurance Subsidiary, (b) does not own directly or indirectly any outstanding shares or other equity interests of any Insurance Subsidiary and (c) the outstanding shares or other equity interests of which are not owned directly or indirectly by an Insurance Subsidiary.

“Non-NAIC Fronting Bank” means any Lender or other Person (which is a NAIC Qualified Lender) reasonably acceptable to the Administrative Agent which is requested by the Borrower, and which agrees in its sole discretion in writing, to be a fronting bank on behalf of a Non-NAIC Qualified Lender.

“Non-NAIC Qualified Lender” means, at any time, any Lender that is not a NAIC Qualified Lender at such time.

“Non-Pro Rata Issuance Election” has the meaning given to such term in Section 3.12(d).

“Notice of Non-Extension” has the meaning assigned thereto in Section 3.3.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Loan Parties arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OL Note Exclusion Amount” means, as of any date of determination, an amount equal to the least of (a) the outstanding principal balance of OL Notes and (b) the market value of the assets on deposit in any Segregated Account. Assets in Segregated Accounts will be valued in accordance with the standard valuation methodology applied by the Borrower from time to time consistent with the manner in which such valuation is reported to S&P or Moody’s with respect to such OL Notes.

“OL Notes” means all senior unsecured notes or other instruments issued by the Borrower or any of its Subsidiaries before or after the Effective Date to the extent that the principal amount of such notes at the time of issuance is excluded from debt by S&P or Moody’s for purposes of financial leverage (e.g., if $150,000,000 of senior unsecured notes are issued but only $100,000,000 are excluded, then only $100,000,000 of such notes will constitute OL Notes).

“Ordinary Course Litigation” has the meaning specified in Section 5.4.

“Organization Documents” means, (a) with respect to any company or corporation, the certificate or articles of incorporation and the bylaws (or equivalent of comparable constitutive documents with respect to any non-U.S. jurisdiction), any certificate of determination or instrument relating to the rights of preferred shareholders of such company or corporation and any shareholder rights agreement; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary Taxes or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6(b)).

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any LC Obligations on any date, the amount of such LC Obligations on such date after giving effect to any LC Credit Extension occurring on such date and any other changes in the aggregate amount of the LC Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts. With respect to any Lender, the “Outstanding Amount” of Loans and LC Obligations of such Lender means, at any time, the sum of (i) the aggregate principal amount of Revolving Loans made by such Lender that are outstanding at such time, (ii) such Lender’s participations in outstanding Swingline Loans at such time, (iii) such Lender’s participations in Fronted Letters of Credit outstanding at such time, and (iv) such Lender’s Applicable Percentage of outstanding Syndicated Letters of Credit at such time.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent or the Fronting Bank, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 11.6(d).

“Participant Register” has the meaning given to such term in Section 11.6(d).

“Patriot Act” has the meaning specified in Section 11.18.

“Payment Recipient” has the meaning assigned thereto in Section 10.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006 (P.L. 109-280).

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.1.

“Pricing Grid” means the Pricing Grid set forth on Schedule1.2.

“Pricing Level” means the Pricing Level on the Pricing Grid which is applicable from time to time and in accordance with Section 2.5(c).

“Primary Policies” means any insurance policies or other similar instruments such as a financial guarantee issued by an Insurance Subsidiary.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.1.

“QFC Credit Support” has the meaning assigned thereto in Section 11.21.

“Recipient” means the Administrative Agent, any Lender, any LC Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.6(c).

“Regulator” means (a) with respect to Bermuda, the Bermuda Monetary Authority and (b) with respect to any other jurisdiction, the similar Governmental Authority in the applicable jurisdiction.

“Reimbursement Date” has the meaning specified in Section 3.1(f).

“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement whereby the Borrower or any Subsidiary agrees to assume from or reinsure an insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Released Person” has the meaning assigned thereto in Section 11.4(d).

“Relevant Governmental Body” means the FRB and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB and/or the Federal Reserve Bank of New York, or any successor thereto.

“RIMCO” means Renaissance Investment Management Company Limited.

“Renaissance Reinsurance” has the meaning specified in the Preamble.

“Renaissance Reinsurance U.S.” has the meaning specified in the Preamble.

“RRALTS” means RenaissanceRe Alternatives LP.

“RenaissanceRe Europe” has the meaning specified in the Preamble.

“RenaissanceRe Specialty U.S.” has the meaning specified in the Preamble.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Borrower Net Worth” has the meaning specified in Section 7.2.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitment of each Lender has been terminated pursuant to Section 8.2, Lenders holding in the aggregate more than 50% of the Revolving Loans and LC Obligations; provided that the Commitment of, and the portion of the Revolving Loans and LC Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” for any Person means the Organization Documents of such Person and any Law or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payments” has the meaning specified in Section 7.10.

“Retrocession Agreements” means any agreement, treaty, certificate or other arrangement whereby any Insurance Subsidiary cedes to another insurer all or part of such Insurance Subsidiary’s liability under a policy or policies of insurance reinsured by such Insurance Subsidiary.

“Revolving Loan” means the revolving loans made by a Lender to the Borrower under Article II and may be a Base Rate Loan or a SOFR Loan.

“Revolving Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit D-1.

“RIHL” means Renaissance Investment Holdings Ltd.

“RIHL II” means Renaissance Investment Holdings II Ltd.

“ROIHL” means Renaissance Other Investments Holdings Ltd.

“ROIHL II” means Renaissance Other Investments Holdings II Ltd.

“ROIHL III” means Renaissance Other Investments Holdings III Ltd.

“ROIHL Entities” means ROIHL, ROIHL II and ROIHL III.

“Sanctioned Country” means, at any time, a region, a country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered or enforced by the U.S. Departments of State, Commerce, and the Treasury, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“Sanctions List” means any of the lists of specially designated nationals or designated Persons published (and accessible to the public) by the U.S. government, including those administered by the U.S. Departments of State, Commerce, or the Treasury, His Majesty’s Treasury of the United Kingdom, the United Nations Security Council, the European Union, any other EU Member State, in each case as the same may be amended, supplemented or substituted from time to time.

“SAP” means, as to each Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the Regulator in such Insurance Subsidiary’s domicile for the preparation of Annual Statements and other financial reports by insurance corporations of the same type as such Insurance Subsidiary.

“Secured Letter of Credit” means any Letter of Credit issued hereunder secured by Collateral.

“Secured Letter of Credit Exposure” means, at any time for each Lender, such Lender’s Applicable Percentage of the sum of (i) the aggregate stated amount of all outstanding Secured Letters of Credit and (ii) the aggregate amount of all outstanding LC Disbursements in respect of Secured Letters of Credit at such time.

“Secured Obligations” means all Obligations owing to any LC Issuer in respect of Secured Letters of Credit.

“Security Agreement” means each Pledge and Security Agreement made by the Borrower and the Account Parties in favor of the Administrative Agent, together with any Pledgor Accessions thereto, substantially in the form of Exhibit J.

“Security Documents” means (a) each Security Agreement, (b) each Custody Agreement, and (c) each other document, agreement, certificate, notice and/or financing statement, executed, delivered, made or filed pursuant to the terms of the documents specified in foregoing clauses (a) and (b).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

“S&P/Moody’s Rating” means the unsecured senior, non-credit enhanced, long term debt rating of the Borrower as determined from time to time by S&P and/or Moody’s. In the event of a single split rating, the higher rating will apply and in the event of a double (or more) split rating, one Pricing Level below the higher rating will apply. If at any time no senior unsecured long term debt rating shall be assigned, Pricing Level V shall apply.

“Segregated Account” means a segregated custodial account of the Borrower or any of its Subsidiaries in which the Borrower or any of such Subsidiaries deposit the principal amount of the OL Notes issued by any of them.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” means a percentage equal to 0.10% per annum.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate)

“SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Term SOFR as provided in Section 2.5(a), other than pursuant to clause (c) of the definition of “Base Rate”.

“SPTs” has the meaning assigned thereto in Section 2.14(a).

“Statutory Financial Statements” has the meaning specified in Section 5.2.

“Subsidiary” means a Person of which the indicated Person and/or its other Subsidiaries, individually or in the aggregate, own, directly or indirectly, such number of outstanding shares or other equity interests as have at the time of any determination hereunder more than 50% of the ordinary voting power. Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of the Borrower; provided, however, that no Excluded Entity shall be deemed to be a Subsidiary of the Borrower and, solely for the purposes of Section 7.3, Section 7.6 and Section 7.7, Subsidiary will include reference to any and all Lloyd’s Syndicates in respect of which the Lloyd’s Managing Agent is also a Subsidiary.

“Sustainability Structuring Agent” means Barclays in its capacity as the sustainability structuring agent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by, a long form confirmation or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities thereunder and (c) all other agreements or arrangements designed to protect such Person against catastrophic events, fluctuations in interest rates or currency exchange rates; provided that for purposes of clause (e) of the definition of the term “Debt”, the term “Swap Contract” shall not include any Retrocession Agreement or Catastrophe Bond or Industry Loss Warranty.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” means, with respect to each Swingline Lender, the lesser of (a) $50,000,000, and (b) the unutilized Commitment of such Swingline Lender.

“Swingline Lender” means each of Wells Fargo and Barclays in its capacity as swingline lender pursuant to Section 2.13.

“Swingline Loan” means any swingline loan made by a Swingline Lender to the Borrower pursuant to Section 2.13, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of a Swingline Lender evidencing the Swingline Loans made by such Swingline Lender, substantially in the form attached as Exhibit D-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Participation Amount” has the meaning assigned thereto in Section 2.13(b)(iii).

“Syndicated Letter of Credit” means Letters of Credit issued severally by the Lenders under Section 3.1.

“Syndicated Letter of Credit Cash Collateral” has the meaning assigned thereto in Section 3.12(b)(ii).

“Syndicated Letter of Credit Collateral Account” has the meaning assigned thereto in Section 3.12(b)(ii).

“Syndicated Letter of Credit Notice” has the meaning assigned thereto in Section 3.1(b).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a)

for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator;

provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)

for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Top Layer” means Top Layer Reinsurance Ltd. or any successor.

“Top Layer LC” means the $37,500,000 Letter of Credit Facility dated December 16, 2016 between Renaissance Reinsurance and Barclays Bank plc in connection with the investment in Top Layer.

“Total Capitalization” means, as of any date of determination, the sum of (i) Borrower Net Worth as of such date, (ii) Consolidated Debt as of such date (excluding, to the extent otherwise included, the Hybrid Securities) and (iii) the aggregate principal amount of all Hybrid Securities.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all LC Obligations.

“Trigger Default” means (a) an Event of Default under Section 7.1 (Debt to Capital Ratio), Section 7.2 (Borrower Net Worth), Section 8.1(a) (Non-Payment of Loan) or Section 8.1(b) (Non-Payment of Interest, Fees, etc.) or (b) a Default or Event of Default under Section 8.1(e) (Bankruptcy, Insolvency, etc.).

“Type” means (i) with respect to a Loan, its character as a Revolving Loan or a Swingline Loan, and in respect of Revolving Loans, its character as a Base Rate Loan or a SOFR Loan and (ii) with respect to a Letter of Credit, its character as a Secured Letter of Credit or Unsecured Letter of Credit, and its character as a Fronted Letter of Credit or a Syndicated Letter of Credit, as the context may require.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolutions of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” means amount drawn on a Letter of Credit that has not been reimbursed by an Account Party pursuant to Section 3.1(f) or Section 3.2(e).

“Unsecured Letter of Credit” means any Letter of Credit issued hereunder that is not secured by Collateral.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Section 2.2(a) and Section 2.3(a), in each case, such day is also a Business Day.

“U.S. Special Resolution Regimes” has the meaning assigned thereto in Section 11.21.

“Wells Fargo” has the meaning specified in the recital of parties to this Agreement.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) The terms “best knowledge of” or “to the best knowledge of” any Person shall mean matters within the actual knowledge of such Person (or an Executive Officer or general partner of such Person) or which should have been known by such Person after reasonable inquiry.

SECTION 1.3 Accounting Principles. Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any of the Loan Documents or any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP or SAP, as the context may require; provided, however, that for purposes of calculating the financial covenants, the financial statements required under Section 6.1(a) shall be adjusted so that the Excluded Entities shall be accounted for under the equity method rather than consolidated as Subsidiaries. When used in this Agreement, the term “financial statements” shall include the notes and schedules thereto. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

SECTION 1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Charlotte, North Carolina time (daylight or standard, as applicable).

SECTION 1.6 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.7 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.3(b) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes (it being understood that this sentence does not limit the Administrative Agent’s obligation to make any determination or calculation of such reference rate to the extent expressly required to be made by the Administrative Agent pursuant to the terms of this Agreement). The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.8 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division of a limited liability company under the Delaware Limited Liability Company Act (or any comparable event under a different jurisdiction’s laws): (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II.

AMOUNT AND TERMS OF COMMITMENT

SECTION 2.1 Commitment. Upon and subject to the terms and conditions set forth herein, (a) each Lender severally and for itself agrees to make revolving loans in Dollars to the Borrower (collectively called the “Revolving Loans” and individually called a “Revolving Loan”) from time to time on any Business Day during the Availability Period in such Lender’s Applicable Percentage of such aggregate amounts as the Borrower may from time to time request, (b) each Lender severally agrees to issue, extend and renew in such Lender’s Applicable Percentage, Syndicated Letters of Credit at the request of and for the account of the Account Parties from time to time during the Availability Period, and (c) the Fronting Bank agrees to issue, extend and renew Fronted Letters of Credit for the account of the Account Parties from time to time during the Availability Period and each Lender agrees to purchase risk participations in the obligations of the Fronting Bank under the Fronted Letters of Credit as more fully set forth in Section 3.2; provided, however, that after giving effect to any Credit Extension (including any concurrent repayment of Swingline Loans with proceeds of such Credit Extension), (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amounts of any Lender shall not exceed such Lender’s Commitment, (iii) the aggregate LC Obligations with respect to Fronted Letters of Credit shall not exceed the Fronted Letter of Credit Sublimit and (iv) the LC Obligations of any Fronting Bank with respect to Fronted Letters of Credit issued by such Fronting Bank shall not exceed any sublimit agreed to between the Account Parties and such Fronting Bank (it being agreed that the sublimit for Wells Fargo as Fronting Bank with respect to any such Fronted Letters of Credit shall be $25,000,000 as of the date hereof). Within the limits of this Section 2.1 and subject to the other terms and conditions hereof, the Borrower may borrow Loans under this Section 2.1, prepay Loans under Section 2.3 and reborrow Loans under this Section 2.1.

SECTION 2.2 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of SOFR Loans or of any conversion of SOFR Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans or Swingline Loans. Each telephonic notice by the Borrower pursuant to this Section 2.2(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by an Executive Officer of the Borrower. Each Borrowing of, conversion to or continuation of SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of Swingline Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed (including whether such Loan is a Swingline Loan), or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Lender (or the Swingline Lender in the case of a Borrowing of Swingline Loans) shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 9.2 (and, if such Borrowing is to occur on the Effective Date, Section 9.1), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent in accordance with the terms of any written instructions from any Executive Officer of the Borrower; provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter; provided, further, that if, on any date of Borrowing of Revolving Loans there are any Swingline Loans outstanding, then the proceeds of the Borrowing made on such date shall first be applied to the payment in full of any such Swingline Loans, and second, be made available to the Borrower as provided above. The Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

(c) Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan. No Loans may be requested as, converted to or continued as SOFR Loans after acceleration or, without the consent of the Required Lenders, during the existence of a Trigger Default.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Base Rate.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to Loans.

(f) Notwithstanding the foregoing provisions of this Section 2.2, in the event that the Borrower has made a Non-Pro Rata Issuance Election and thereafter the Borrower requests a Revolving Loan, such Revolving Loan shall, subject to the other terms and provisions hereof, be advanced, first, by those Non-NAIC Qualified Lenders that do not participate in the issuance, renewal, extension or amendment of one or more Syndicated Letters of Credit as a result of such Non-Pro Rata Issuance Election until, after giving effect thereto, the Outstanding Amounts of all Lenders are held by the Lenders in accordance with their Applicable Percentages, and second, by the Lenders (including such Non-NAIC Qualified Lenders) in accordance with their Applicable Percentages, provided, that, for the avoidance of doubt, the aggregate Outstanding Amounts of any Lender shall not exceed the Commitment of such Lender.

SECTION 2.3 Payments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) U.S. Government Securities Business Days prior to any date of prepayment of SOFR Loans and (B) on the date of prepayment of Base Rate Loans or Swingline Loans; (ii) any prepayment of SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans or Swingline Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of

Loans to be prepaid and, if SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 4.5. Subject to Section 2.12, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of the Loans.

(c) The Borrower shall, immediately upon any acceleration of the Obligations pursuant to Section 8.2, repay the aggregate principal amount of the Loans and repay or fully Cash Collateralize (in accordance with Section 3.6) the LC Obligations outstanding on such date.

(d) The Borrower shall repay to the applicable Swingline Lender the aggregate principal amount and accrued interest of any outstanding Swingline Loans no later than five (5) Business Days after the borrowing date of such Swingline Loan.

SECTION 2.4 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date on which such termination or reduction is to be effective, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $500,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

SECTION 2.5 Interest.

(a) Subject to the provisions of subsection (d) below, (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted Term SOFR for such Interest Period plus the Applicable Margin and (ii) each Base Rate Loan and Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin, if any.

(b) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) in the event of any repayment or prepayment of any SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest hereunder shall be due and payable in accordance with the terms hereof before and, to the extent permitted by applicable Law, after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Any change in the Applicable Margin, Applicable Commitment Fee Rate or Applicable LC Fee Rate resulting from a change in the S&P/Moody’s Rating shall be effective as of the effective date of the change in the S&P/Moody’s Rating. The Borrower agrees promptly upon any change in the S&P/Moody’s Rating to inform the Administrative Agent thereof.

(d) Notwithstanding clause (a) of this Section, after acceleration and, at the election of the Required Lenders while any Trigger Default exists, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Law) on all Obligations at the applicable Default Rate, provided, however, that, on and after the expiration of any Interest Period applicable to any SOFR Loan outstanding on the date of occurrence of an acceleration or, unless the Required Lenders otherwise agree, a Trigger Default, such SOFR Loan shall automatically be converted to a Base Rate Loan which bears interest at the Default Rate applicable to Base Rate Loans.

(e) Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any Law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable Law.

(f) In connection with the use, administration, adoption or implementation of Term SOFR, the Administrative Agent will have the right to make Conforming Changes, in consultation with the Borrower, from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

SECTION 2.6 Fees.

(a) Fee Letter. The Borrower shall pay to Wells Fargo Securities, LLC in its capacity as an Arranger, and to the Administrative Agent, for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Commitment Fee Rate times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings; provided, that the outstanding amount of any Swingline Loans shall not be included in Total Outstandings for purposes of calculating the commitment fee pursuant to this Section 2.6(b); provided, further, that no commitment fee shall be payable on the Commitment of a Lender to the extent and for so long as such Lender is a Defaulting Lender. The commitment fee shall accrue on such amount during the Availability Period, including at any time during which one or more of the conditions in Article IX is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the expiration of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Commitment Fee Rate separately for each period during such quarter that such Applicable Commitment Fee Rate was in effect.

(c) Upfront Fees. On the Effective Date, the Borrower shall pay to the Administrative Agent for the account of each Lender an upfront fee as agreed to by the Borrower and such Lender. Once paid, such upfront fees shall be nonrefundable.

SECTION 2.7 Computation of Fees and Interest. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Adjusted Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid or pre-paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.9(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.8 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Note or a Swingline Note, as applicable, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Revolving Note or Swingline Note, as applicable, and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 2.9 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. Subject to Section 2.12(a)(ii), the Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 11:00 a.m., shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that each Lender has made its respective share of such borrowing available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Fronting Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Fronting Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Fronting Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Fronting Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IX are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund Syndicated Letters of Credit, to purchase participations in Fronted Letters of Credit and to make payments pursuant to Section 11.4(c) are several and not joint. The failure of any Lender to make any Loan, to fund any Syndicated Letter of Credit, to purchase any participation in any Fronted Letter of Credit or to make any payment under Section 11.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to fund a Syndicated Letter of Credit, to purchase its participation in a Fronted Letter of Credit or to make its payment under Section 11.4(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

SECTION 2.10 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans or LC Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or LC Obligations and accrued interest thereon greater than its Applicable Percentage thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans or participations or subparticipations in LC Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Total Outstandings and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 3.6, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or LC Obligations to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.11 Increase of Commitments.

(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments in increments of $10,000,000 but in no event may the Aggregate Commitments after giving effect to all increases pursuant to this Section 2.11 exceed $700,000,000. To achieve the full amount of a requested increase, the Borrower may (i) invite one or more existing Lenders to increase their respective Commitments, (ii) subject to the approval of the Administrative Agent, the Swingline Lenders, and the Fronting Bank (which approvals shall not be unreasonably withheld or delayed), invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel, or (iii) a combination thereof. No existing Lender shall be obligated to increase its Commitment as a result of any request by the Borrower unless it agrees in its sole discretion to do so.

(b) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(c) Conditions to Effectiveness of Increase. As a condition precedent to each increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (with sufficient copies for each Lender) signed by an Executive Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties speak as of a specified date, and except that for purposes of this Section 2.11, the representations and warranties contained in subsection (a) of Section 5.3 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a)(i) and (ii), respectively, of Section 6.1, and (B) no Default or Event of Default exists. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 4.5) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(d) Conflicting Provisions. This Section shall supersede any provisions in Section 2.10 or Section 11.1 to the contrary.

SECTION 2.12 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in Section 11.1.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Fronting Bank, LC Administrator, or any Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Fronting Bank, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Fronted Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Syndicated Letter of

Credit or Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans and Syndicated Letters of Credit under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Fronting Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Fronting Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 9.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with their respective Applicable Percentages without giving effect to Section 2.12(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.6 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.8(a).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund obligations under or purchase participations in Letters of Credit pursuant to Article III or Swingline Loans pursuant to Section 2.13, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that each such reallocation shall be given effect only to the extent that such reallocation does not cause the aggregate Outstanding Amounts of any Lender to exceed such Lender’s Commitment.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in Section 2.12(a)(iv) cannot, or can only partially, be effected (a) first, the Borrower shall prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure pro rata based on the Commitments of the Swingline Lenders and (b) second, the Borrower shall Cash Collateralize the Fronting Bank’s Fronting Exposure in accordance with the procedures set forth in Section 3.6, in each case within three (3) Business Days following the written request of the Administrative Agent and without prejudice to any right or remedy available to the Borrower hereunder or under law.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lenders and the Fronting Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.12(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Swingline Loans. So long as a Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loans unless it is satisfied that there will be no Fronting Exposure after giving effect to such Swingline Loan.

SECTION 2.13 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Swingline Lender severally agrees to make Swingline Loans in Dollars to the Borrower from time to time from the Effective Date to, but not including, the Maturity Date; provided, that after giving effect to any Swingline Loan, (a) the aggregate outstanding Swingline Loans of the applicable Swingline Lender shall not exceed such Swingline Lender’s Swingline Commitment, (b) the Total Outstandings shall not exceed the Aggregate Commitments, and (c) the aggregate Outstanding Amount of any Lender (including such Lender’s participations in Swingline Loans) shall not exceed such Lender’s Commitment. No Swingline Lender shall be obligated to make Swingline Loans if any Lender is at such time a Defaulting Lender hereunder unless such Swingline Lender is satisfied it will have no Fronting Exposure after giving effect to such Swingline Loan. Subject to the foregoing, the Borrower may borrow, repay (including by means of a Revolving Loan) and reborrow Swingline Loans; provided, that Swingline Loans may not be paid or repaid with Swingline Loans.

(b) Refunding.

(i) The applicable Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lenders to act on its behalf), by written notice given no later than 11:00 a.m. on any Business Day request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan as a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the applicable Swingline Lender. Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the applicable Swingline Lender for application by such Swingline Lender to the repayment of the Swingline Loans. No Lender’s obligation to fund its respective Applicable Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Applicable Percentage of a Swingline Loan, nor shall any Lender’s Applicable Percentage be increased as a result of any such failure of any other Lender to fund its Applicable Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the applicable Swingline Lender on demand, and in any event on the date specified in Section 2.3(d), in immediately available funds the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower irrevocably authorizes the Administrative Agent to charge any account maintained by the Borrower with the applicable Swingline Lender (up to the amount available therein) in order to immediately pay such Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the applicable Swingline Lender shall be recovered by or on behalf of the Borrower from such Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Applicable Percentages.

(iii) If for any reason any Swingline Loan cannot be refinanced with a Revolving Loan pursuant to Section 2.13(b)(i), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.13(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the applicable Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Applicable Percentage of the aggregate principal amount of such Swingline Lender’s Swingline Loans then outstanding. Each Lender will immediately transfer to the applicable Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount. Whenever, at any time after the applicable Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, such Swingline Lender receives any payment on account of the Swingline Loans, such Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all such Swingline Loans then due); provided that in the event that such payment received by the applicable Swingline Lender is required to be returned, such Lender will return to such Swingline Lender any portion thereof previously distributed to it by such Swingline Lender.

(iv) Each Lender’s obligation to make the Revolving Loans referred to in Section 2.13(b)(i) and to purchase participating interests pursuant to Section 2.13(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the applicable Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IX, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(c) If any Lender fails to make available to the Administrative Agent, for the account of the applicable Swingline Lender, any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.13(b) by the time specified in Section 2.13(b)(i) or (b)(iii), as applicable, such Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swingline Lender at a rate per annum equal to the applicable Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the applicable Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan or Swingline Participation Amount, as the case may be. A certificate of the applicable Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

SECTION 2.14 Sustainability Adjustments.

(a) After the Effective Date, the Borrower, in consultation with the Sustainability Structuring Agent, shall be entitled to (a) identify specified Environmental, Social and Governance (“ESG”) related Key Performance Indicators (“KPIs”) and establish associated annual Sustainability Performance Targets (“SPTs”) with respect to the ESG strategy and disclosure of the Borrower and its Subsidiaries and/or (b) identify external ESG ratings (“ESG Ratings”) and establish associated annual SPTs. Any such KPIs and/or ESG Ratings and associated SPTs are to be mutually agreed between the Borrower and the Sustainability Structuring Agent. Notwithstanding anything in Section 11.1 to the contrary, the Borrower, the Sustainability Structuring Agent, and the Required Lenders may from time to time amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPIs and/or ESG Ratings, associated SPTs, and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and upon request from the Borrower, the Borrower, the Sustainability Structuring Agent, and the Lenders shall in good faith enter into discussions to reach an agreement in respect of the ESG Pricing Provisions. In the event that any such ESG Amendment does not obtain requisite consent of the Required Lenders, an alternative ESG Amendment may be effectuated with the consent of the Required Lenders, the Borrower, the Sustainability Structuring Agent, and the Administrative Agent. Upon the effectiveness of any such ESG Amendment, based on the Borrower’s performance against the KPIs and/or ESG Ratings and associated SPTs, certain adjustments (an increase, a decrease, or no adjustment) to the Applicable Commitment Fee Rate and the Applicable Margin will be made; provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not exceed (i) in the case of the Applicable Commitment Fee Rate, an aggregate increase and/or decrease of 1.00 basis point and (ii) in the case of the Applicable Margin, an aggregate increase and/or decrease of 5.00 basis points; provided, further, that in no event shall the Applicable Commitment Fee Rate or the Applicable Margin be less than 0%; provided, further, that such adjustments shall not be cumulative year-over-year. The pricing adjustments will require, among other things, (i) annual reporting in a manner that is aligned with (A) the Sustainability Linked Loan Principles (as published from time to time by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) or (B) any other reporting methodology for sustainability-linked credit facilities for insurance companies, in each case in effect at the time of the ESG Amendment and as mutually agreed between the Borrower, the Sustainability Structuring Agent, and the Administrative Agent (each acting reasonably) and (ii) delivery of such other annual reports or certificates as shall be agreed among the Borrower and the Sustainability Structuring Agent. If KPIs are utilized, any proposed ESG Amendment shall also identify a sustainability assurance provider, provided that any such sustainability assurance provider shall be a qualified external reviewer, independent of the Borrower and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing. Following the effectiveness of the ESG Amendment, (A) any modification to the ESG Pricing Provisions which has the effect of reducing the Applicable Commitment Fee Rate or the Applicable Margin to a level not otherwise permitted by this Section 2.14 shall be subject to the consent of all Lenders and (B) any other modification to the ESG Pricing Provisions (other than, for the avoidance of doubt, as provided for in the immediately preceding clause (A)) shall be subject only to the consent of the Required Lenders.

(b) In connection with any proposed ESG Amendment, the Sustainability Structuring Agent may (i) assist the Borrower in selecting the KPIs and/or ESG Ratings and setting the associated SPTs, (ii) determine the ESG Pricing Provisions in connection with the ESG Amendment, (iii) facilitate dialogue between the Borrower and the relevant Lenders in regard to the SPTs and KPIs and assist the Borrower in responding to sustainability-related questions in connection with any proposed ESG Amendment and related ESG Pricing Provisions, (iv) assist the Borrower in engaging with certification providers or other external reviewers (where relevant) with respect to the Agreement, (v) take such other actions as the Borrower and the Sustainability Structuring Agent reasonably and mutually agree with respect to any proposed ESG Amendment and related ESG Pricing Provisions, and (vi) assist the Borrower in preparing informational materials focused on ESG to be used in connection with the ESG Amendment, in each case based upon the information provided by the Borrower with respect to the applicable KPIs and/or ESG Ratings selected in accordance with Section 2.14(a); provided, the Sustainability Structuring Agent (y) shall have no duty to ascertain, inquire into or otherwise independently verify (or have any liability in respect of) any such information, or (z) shall have any responsibility for (or be liable for) the completeness or accuracy of any such information.

(c) Each party hereto agrees that neither the Administrative Agent nor the Sustainability Structuring Agent (i) makes any assurances with regard to environmental or social impact and sustainability performance or that the characteristics of the relevant KPI metrics (including any environmental, social and sustainability criteria or any computation methodology) meet any industry standards for sustainability-linked credit facilities or (ii) has any responsibility for or liability in respect of reviewing, auditing or otherwise evaluating any calculation by the Borrower of the KPI metrics or any margin or fee adjustment (or any of the data or computations that are part of or related to any such calculation) set out in any pricing certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry, when implementing any pricing adjustment).

ARTICLE III.

LETTERS OF CREDIT

SECTION 3.1 Syndicated Letters of Credit.

(a) General. Subject to Section 2.1, at the request of any Account Party, each Lender agrees, on and subject to the terms and conditions of this Agreement, to issue Letters of Credit as Syndicated Letters of Credit for the account of such Account Party in Dollars from time to time during the Availability Period. Each Syndicated Letter of Credit shall be issued severally by all of the Lenders acting through the LC Administrator, at the time of issuance as a single multi-bank letter of credit, and shall be substantially in the form of Exhibit F with such changes therein as the LC Administrator (in consultation with the applicable Account Party) determines are acceptable to it and not adverse to the interests of the Lenders, provided that it is the intention of the parties to this Agreement that Syndicated Letters of Credit issued to support reinsurance-related obligations shall have terms and conditions necessary to qualify such Syndicated Letters of Credit as permissible collateral under applicable Law and, subject to the terms and conditions of this Agreement, the LC Issuers agree to issue such Syndicated Letters of Credit.

(b) Notice of Issuance. To request the issuance of a Syndicated Letter of Credit, the applicable Account Party shall hand deliver or transmit by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the LC Administrator; provided that the LC Administrator hereby approves such electronic communication delivered by email) to the LC Administrator and the Administrative Agent (which shall promptly notify the Lenders) not later than 11:00 a.m. three (3) Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the LC Administrator, including any request for the issuance of a Syndicated Letter of Credit on the Effective Date, subject to approval by the LC Administrator) a letter of credit notice on the LC Administrator’s standard form (with such changes as the LC Administrator shall reasonably deem appropriate) or other electronic notice acceptable to the LC Administrator (a “Syndicated Letter of Credit Notice”) requesting the issuance of a Syndicated Letter of Credit, or identifying the Syndicated Letter of Credit to be amended, renewed, extended or increased, as the case may be, and specifying: (A) the date of issuance (which shall be a Business Day), (B) the date on which such Syndicated Letter of Credit is to expire (which shall comply with Section 3.3), (C) the stated amount of such Syndicated Letter of Credit (it being agreed that all Letters of Credit shall be issued in Dollars), (D) the name and address of the beneficiary thereof, (E) whether such Letter of Credit will be secured by Collateral, and (F) such other customary information as shall be necessary to prepare, amend, renew, extend or increase, as the case may be, such Syndicated Letter of Credit, it being understood and agreed that Syndicated Letters of Credit may be extended and renewed in accordance with Section 3.3. With respect to the issuance of any Letter of Credit that is a Secured Letter of Credit, in addition to the delivery of the foregoing, the applicable Account Party shall deliver to the Administrative Agent a Borrowing Base Report not later than 11:00 a.m. on the Business Day immediately preceding the date on which such Secured Letter of Credit is to be issued confirming that the sum of the aggregate Secured Letter of Credit Exposure attributable to such Account Party after giving effect thereto does not exceed the Borrowing Base of such Account Party at such time. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Syndicated Letter of Credit Notice or other Letter of Credit Document submitted by the applicable Account Party to, or entered into by the applicable Account Party with, the LC Administrator relating to any Syndicated Letter of Credit issued for its account, the terms and conditions of this Agreement shall control.

(c) Obligation of Lenders. The obligation of any LC Issuer under any Syndicated Letter of Credit shall be several and not joint and shall be in an amount equal to such LC Issuer’s Applicable Percentage of the aggregate stated amount of such Syndicated Letter of Credit at the time such Syndicated Letter of Credit is issued (subject to any amendments to such Syndicated Letter of Credit expressly permitted hereunder) and each Syndicated Letter of Credit shall expressly so provide. Absent the prior written consent of each LC Issuer, no Syndicated Letter of Credit may be issued that would vary the several and not joint nature of the obligations of the LC Issuers thereunder as provided in this Section 3.1(c). The failure of any LC Issuer to make any LC Disbursement in respect of any Syndicated Letter of Credit on any date shall not relieve any other LC Issuer of its corresponding obligation, if any, hereunder to do so on such date, but no LC Issuer shall be responsible for the failure of any other LC Issuer to make its LC Disbursement in respect of any Syndicated Letter of Credit. Concurrently with or promptly following any change in Commitments pursuant to Section 11.6 (to the extent agreed to between the assigning Lender and the assignee) or any other event or circumstance resulting in a change in the Applicable Percentages of the Lenders, the LC Administrator shall amend or replace each outstanding Syndicated Letter of Credit to reflect the new Applicable Percentages of the Lenders. Until a Syndicated Letter of Credit has been so amended or replaced, the Lenders (both before and after giving effect to the change in Applicable Percentages) shall be deemed to have irrevocably and unconditionally sold and purchased participations in such Syndicated Letter of Credit (including each drawing made thereunder and the obligations of the applicable Account Party under this Agreement with respect thereto and any Cash Collateral or other security therefor or guaranty pertaining thereto) as necessary to give effect to the change in Applicable Percentages.

(d) Issuance Administration. Each Syndicated Letter of Credit shall be executed and delivered by the LC Administrator in the name and on behalf of, and as attorney-in-fact for, each LC Issuer, and the LC Administrator shall act under each Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly provide that the LC Administrator shall act, as the agent of each such LC Issuer to (i) execute and deliver such Syndicated Letter of Credit, (ii) receive drafts, other demands for payment and other documents presented by the beneficiary under such Syndicated Letter of Credit, (iii) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Syndicated Letter of Credit, (iv) notify such LC Issuer and the applicable Account Party that a valid drawing has been made and the date that the related LC Disbursement is to be made and (v) exercise all rights held by the issuer of a letter of credit under the documents for which such Syndicated Letter of Credit shall provide credit enhancement (or designate any Person as its representative for all such purposes under such documents); provided that the LC Administrator shall have no obligation or liability for any LC Disbursement under such Syndicated Letter of Credit (other than in its capacity as a LC Issuer), and each Syndicated Letter of Credit shall expressly so provide. Each LC Issuer hereby irrevocably appoints and designates the LC Administrator as its attorney-in-fact, acting through any duly authorized officer, to execute and deliver in the name and on behalf of such LC Issuer each Syndicated Letter of Credit to be issued by such LC Issuer hereunder and to take such other actions contemplated by this Section 3.1(d). Promptly upon the request of the LC Administrator, each LC Issuer will furnish to the LC Administrator such additional powers of attorney or other evidence as any beneficiary of any Syndicated Letter of Credit may reasonably request in order to demonstrate that the LC Administrator has the power to act as attorney-in-fact for such LC Issuer to execute and deliver such Syndicated Letter of Credit.

(e) Disbursement Procedures. The LC Administrator shall, promptly following its receipt thereof (and, in any event, within any time specified in the text of the relevant Syndicated Letter of Credit), examine all documents purporting to represent a demand for payment under a Syndicated Letter of Credit. The LC Administrator shall promptly on the Business Day of completion of such examination and before such LC Disbursement notify each applicable LC Issuer and the applicable Account Party by telephone (confirmed by facsimile or email) of such demand for payment. With respect to any demand for payment made under a Syndicated Letter of Credit which the LC Administrator has informed the applicable LC Issuers is valid, each such LC Issuer will promptly on such date of being informed, if such notice is received no later than 1:00 p.m. on such date, otherwise on the next Business Day, make a LC Disbursement in respect of such Syndicated Letter of Credit in accordance with the amount of its liability under such Syndicated Letter of Credit and this Agreement, and such LC Disbursement is to be made to the account of the LC Administrator most recently designated by it for such purpose by notice to the LC Issuers. On the date of receipt of such LC Disbursement, if received no later than 3:00 p.m. on such date, otherwise on the next Business Day, the LC Administrator will make such LC Disbursement available to the beneficiary of such Syndicated Letter of Credit by promptly crediting the amounts so received, in the funds so received, to the account identified by such beneficiary in connection with such demand for such LC Disbursement. Promptly following any LC Disbursement by any LC Issuer in respect of any Syndicated Letter of Credit, the LC Administrator will notify the applicable Account Party of such LC Disbursement.

(f) Reimbursement. Each Account Party agrees that it shall reimburse the applicable LC Issuers in respect of any LC Disbursement made under such Account Party’s Syndicated Letters of Credit by paying to the Administrative Agent an amount in Dollars equal to the amount of such LC Disbursement, with interest payable thereon as provided in Section 3.5, no later than 11:00 a.m. on the first (1st) Business Day after the date of such Account Party’s receipt of notification from the Applicable Issuing Party of such LC Disbursement (the “Reimbursement Date”). Each Account Party’s obligation to reimburse the LC Issuers with respect to such Account Party’s LC Disbursements shall be absolute and unconditional and subject to the provisions of Section 2.5.

SECTION 3.2 Fronted Letters of Credit.

(a) General. Subject to Section 2.1, at the request of any Account Party, each Fronting Bank agrees, on and subject to the terms and conditions of this Agreement and in reliance upon the agreements of the Lenders set forth in this Section 3.2, to issue Letters of Credit as Fronted Letters of Credit for the account of such Account Party in Dollars from time to time during the Availability Period in an aggregate stated amount not to exceed the Fronted Letter of Credit Sublimit. Each Fronted Letter of Credit shall be in a form customarily used or otherwise approved by the Fronting Bank (in consultation with the applicable Account Party), provided that it is the intention of the parties to this Agreement that Fronted Letters of Credit issued to support reinsurance-related obligations shall have terms and conditions necessary to qualify such Fronted Letters of Credit as permissible collateral under applicable law and, subject to the terms and conditions of this Agreement, the Fronting Bank agrees to issue such Fronted Letters of Credit.

(b) Notice of Issuance. To request the Issuance of a Fronted Letter of Credit, the applicable Account Party shall hand deliver or transmit by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Fronting Bank; provided that the Fronting Bank hereby approves such electronic communication delivered by email) to the Fronting Bank and the Administrative Agent (which shall promptly notify the Lenders) at least three (3) Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the Administrative Agent and the Fronting Bank, including any request for the issuance of a Fronted Letter of Credit on the Effective Date, subject to approval by the Administrative Agent and the Fronting Bank) a letter of credit notice on the Fronting Bank’s standard form (with such changes as the Fronting Bank shall reasonably deem appropriate) or other electronic notice acceptable to the Fronting Bank (a “Fronted Letter of Credit Notice”) requesting the issuance of a Fronted Letter of Credit, or identifying the Fronted Letter of Credit to be amended, renewed, extended or increased, as the case may be, and specifying: (A) the date of issuance (which shall be a Business Day), (B) the date on which such Fronted Letter of Credit is to expire (which shall comply with Section 3.3), (C) the stated amount of such Fronted Letter of Credit (it being agreed that all Letters of Credit shall be issued in Dollars), (D) the name and address of the beneficiary thereof, (E) whether such Letter of Credit will be secured by Collateral, and (F) such other customary information as shall be necessary to prepare, amend, renew, extend or increase, as the case may be, such Fronted Letter of Credit, it being understood and agreed that Fronted Letters of Credit may be extended and renewed in accordance with Section 3.3. With respect to the issuance of any Letter of Credit that is a Secured Letter of Credit, in addition to the delivery of the foregoing, the applicable Account Party shall deliver to the Administrative Agent a Borrowing Base Report not later than 11:00 a.m. on the Business Day immediately preceding the date on which such Secured Letter of Credit is to be issued confirming that the sum of the aggregate Secured Letter of Credit Exposure attributable to such Account Party after giving effect thereto does not exceed the Borrowing Base of such Account Party at such time. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Fronted Letter of Credit Notice or other Letter of Credit Document submitted by the applicable Account Party to, or entered into by the applicable Account Party with, the Fronting Bank relating to any Fronted Letter of Credit issued for its account, the terms and conditions of this Agreement shall control.

(c) Participations. By the issuance of a Fronted Letter of Credit by the Fronting Bank and without any further action on the part of the Fronting Bank or the Lenders, the Fronting Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Fronting Bank, without recourse or warranty, an undivided interest and participation in such Fronted Letter of Credit in an amount equal to such Lender’s Applicable Percentage of the stated amount of such Fronted Letter of Credit and the applicable Account Party’s reimbursement obligations with respect thereto. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Fronted Letters of Credit is absolute, irrevocable and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any such Fronted Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Aggregate

Commitments. In consideration and in furtherance of the foregoing, as set forth in Section 3.2(d)(i) each Lender hereby absolutely and unconditionally agrees to pay in Dollars to the Administrative Agent, for account of the Fronting Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Fronting Bank in respect of any Fronted Letter of Credit or at any time after any reimbursement payment is required to be disgorged or refunded to the applicable Account Party for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt by the Administrative Agent of any payment from the applicable Account Party pursuant to Section 3.2(e), the Administrative Agent shall distribute such payment to the Fronting Bank or, to the extent that any Lenders have made payments pursuant to this paragraph to reimburse the Fronting Bank, then to such Lenders and the Fronting Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Fronting Bank for any LC Disbursement shall not relieve the applicable Account Party of its obligation to reimburse such LC Disbursement.

(d) Disbursement Procedures; Funding of Participations.

(i) The Fronting Bank shall, promptly following its receipt thereof (and, in any event, within any time specified in the text of the relevant Fronted Letters of Credit), examine all documents purporting to represent a demand for payment under a Fronted Letter of Credit. The Fronting Bank shall promptly on the Business Day of completion of such examination notify the Administrative Agent and the applicable Account Party by telephone (confirmed by facsimile or email) of such demand for payment and whether the Fronting Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Account Party of its obligation to reimburse the Fronting Bank and the Lenders with respect to any such LC Disbursement. If the applicable Account Party shall fail to reimburse the Fronting Bank for such LC Disbursement on the date and time specified in Section 3.2(e), the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the applicable Account Party in respect thereof and such Lender’s Applicable Percentage thereof. Each Lender (including the Lender acting as Fronting Bank) shall upon such notice make funds available in Dollars to the Administrative Agent for the account of the Fronting Bank in an amount equal to its Applicable Percentage of the unpaid LC Disbursement (such amount, its “LC Advance”) not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent. No such making of a LC Advance shall relieve or otherwise impair the obligation of the applicable Account Party to reimburse the Fronting Bank for the amount of any payment made by the Fronting Bank under such Letter of Credit, together with interest as provided herein.

(ii) If any Lender fails to make available to the Administrative Agent for the account of the Fronting Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.2(d) by the time specified therein, the Fronting Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Fronting Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Fronting Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error. Until a Lender funds its LC Advance pursuant to this Section 3.2(d) to reimburse the Fronting Bank for any LC Disbursement, interest in respect of such Lender’s LC Advance shall be solely for the account of the Fronting Bank.

(e) Reimbursement. Each Account Party agrees that it shall reimburse the Fronting Bank in respect of any LC Disbursement made under such Account Party’s Fronted Letters of Credit by paying to the Administrative Agent an amount in Dollars equal to the amount of such LC Disbursement, with interest payable thereon as provided in Section 3.5, no later than the Reimbursement Date. Each Account Party’s obligation to reimburse the Fronting Bank with respect to its LC Disbursements shall be absolute and unconditional and subject to the provisions of Section 2.5.

(f) Repayment of Participations.

(i) At any time after the Fronting Bank has made a payment under any Fronted Letter of Credit and has received from any Lender such Lender’s LC Advance in respect of such payment in accordance with Section 3.2(d)(i), if the Administrative Agent receives for the account of the Fronting Bank any payment in respect of the related unpaid LC Disbursement or interest thereon (whether directly from the applicable Account Party or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s LC Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the Fronting Bank pursuant to Section 3.2(d) is required to be returned for any reason, each Lender shall pay to the Administrative Agent for the account of the Fronting Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 3.3 Expiry Date of Letters of Credit. Each Letter of Credit shall expire at or prior to the earlier of (a) the close of business on the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension), or (b) the LC Expiration Date; provided, however, if any Account Party so requests in any applicable Letter of Credit Notice, the LC Administrator or the Fronting Bank, as applicable, agrees to issue a Letter of Credit that provides for the automatic renewal for successive periods of one year or less (but not beyond the LC Expiration Date) (each, an “Evergreen Letter of Credit”) unless and until the LC Administrator or Fronting Bank, as applicable, shall have delivered prior written notice of nonrenewal to the beneficiary of such Letter of Credit (a “Notice of Non-Extension”) no later than the date specified in such Letter of Credit (such time, the “Non-Extension Notice Date”). Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the LC Administrator or Fronting Bank, as applicable, to permit the extension of such Letter of Credit at any time to an expiry date not later than the LC Expiration Date; provided, however, that the LC Administrator or Fronting Bank, as applicable, shall not permit any such extension, nor shall it be required to extend such Letter of Credit, if (x) the LC Administrator or Fronting Bank, as applicable, has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit (as extended) under the terms hereof (by reason of the provisions of Section 9.2), (y) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, the Required Lenders or the applicable Account Party that one or more of the applicable conditions specified in Section 5.2 is not then satisfied or (z) the Availability Period has ended.

SECTION 3.4 Obligations Absolute.

(a) The reimbursement obligations of each Account Party with respect to a LC Disbursement under any Letter of Credit issued for the account of such Account Party and the obligation of any Lender to make its LC Advance to the Fronting Bank with respect to any LC Disbursement under any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and any Letter of Credit Document under all circumstances, including the following circumstances:

(i) any lack of validity or enforceability of this Agreement, any other Loan Document, any Letter of Credit Document or any other agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of such Account Party in respect of any Letter of Credit Document or any other amendment or waiver of or any consent to departure from all or any of the Letter of Loan Documents;

(iii) the existence of any claim, set-off, defense or other right that such Account Party may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any LC Issuer, the Administrative Agent, the LC Administrator, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any other Letter of Credit Document or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any LC Issuer under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; provided, that such draft or certificate substantially complies with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of such Account Party; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Account Party, any other Loan Party or any other guarantor, other than as may be expressly set forth in this Agreement.

(b) None of the Administrative Agent, the LC Administrator, any LC Issuer or any Lender, or any of their Related Parties, shall have any liability or responsibility to any Account Party by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the Fronting Bank or the LC Administrator from liability to the applicable Account Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Account Party to the extent permitted by applicable law) suffered by such Account Party that are caused by the bad faith, gross negligence or willful misconduct of the Fronting Bank or the LC Administrator (as determined by a court of competent jurisdiction by a final and nonappealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is expressly understood and agreed that (i) the acceptance by the Fronting Bank or the LC Administrator, as the case may be, of documents that appear on their face to comply with the terms of a Letter of Credit, without responsibility for further investigation, (ii) the exclusive reliance by the Fronting Bank or the LC Administrator, as the case may be, on the documents presented to it under a Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute bad faith, gross negligence or willful misconduct of the Fronting Bank or the LC Administrator.

SECTION 3.5 Interest. Unless the applicable Account Party reimburses each LC Disbursement made in respect of Letters of Credit issued for its account in full on the date such LC Disbursement is made, the unpaid amount of the reimbursement obligation thereof shall bear interest from the date of each LC Disbursement until such amount shall be paid in full as follows: (i) from and including the date such LC Disbursement is made to and including the third (3rd) Business Day following such date, at the Base Rate plus the Applicable Margin at such time applicable to Base Rate Loans, and (ii) thereafter, at the Base Rate plus the Applicable Margin at such time applicable to Base Rate Loans plus 2%. Such interest shall be payable on demand.

SECTION 3.6 Cash Collateralization of Letters of Credit.

(a) If (i) as of the expiration of the Availability Period, any Letter of Credit may for any reason remain outstanding, (ii) any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require each Account Party to Cash Collateralize the aggregate LC Obligations issued for its account pursuant to Section 8.2(c), or (iii) the Total Outstandings at any time exceeds the Aggregate Commitments, then in each case, each Account Party shall deliver to the Administrative Agent an amount of Cash Collateral in Dollars equal to 101% of the aggregate stated amount of all Letters of Credit issued for its account outstanding at such time (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder); provided that in the case of clause (iii) above, the Account Parties shall only be required to deliver an amount of Cash Collateral equal to the amount of the applicable excess. The Administrative Agent shall deposit such Cash Collateral in a special collateral account of each Account Party pursuant to arrangements reasonably satisfactory to the Administrative Agent (such account, the “Cash Collateral Account”) for the benefit of the Administrative Agent, the Applicable Issuing Parties and the Lenders.

(b) Each Account Party hereby grants to the Administrative Agent, for the benefit of the LC Administrator, the Fronting Bank and the other LC Issuers, a Lien upon and security interest in its Cash Collateral Account and all amounts held therein from time to time as security for the LC Obligations of such Account Party, and for application to its aggregate LC Obligations, as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account for the benefit of the Fronting Bank and the other LC Issuers and the Account Parties shall have no interest therein except as set forth in Section 3.6(c). Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the applicable Account Party (unless an Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such Cash Collateral Account.

(c) In the event of a drawing, and subsequent payment by any LC Issuer, under any Letter of Credit at any time during which any amounts are held in the applicable Cash Collateral Account, the Administrative Agent will deliver to such LC Issuer an amount equal to the reimbursement obligation created as a result of such payment (or, if the amounts so held are less than such reimbursement obligation, all of such amounts) to reimburse the LC Issuer therefor. Any amounts remaining in any Cash Collateral Account (including interest and profits) after the expiration of the Letters of Credit of the applicable Account Party and the reimbursement in full of the Applicable Issuing Parties for all of their respective obligations thereunder shall be held by the Administrative Agent, for the benefit of such Account Party, to be applied against the then due LC Obligations of such Account Party in such order and manner as the Administrative Agent may direct. If any Account Party is required to provide Cash Collateral pursuant hereto, such amount (including interest and profits), to the extent not applied as aforesaid, shall be returned to such Account Party, provided that after giving effect to such return (i) the Total Outstandings would not exceed the Aggregate Commitments at such time and (ii) no Event of Default shall have occurred and be continuing at such time. If any Account Party is required to provide Cash Collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Account Party within three (3) Business Days after all Events of Default have been cured or waived.

SECTION 3.7 Use of Letters of Credit. The Letters of Credit shall be available for, and each Account Party agrees that it shall use its Letters of Credit to support, its own insurance obligations, obligations under reinsurance agreements and retrocession agreements to which it is a party and similar risk obligations and for general corporate purposes.

SECTION 3.8 Letter of Credit Fees and Other Charges. The Borrower agrees to pay the following amounts:

(a) to the Administrative Agent, for the account of each Lender, a letter of credit fee (the “Letter of Credit Fee”) for each calendar quarter (or portion thereof) in respect of all Letters of Credit issued for the account of the Account Parties and outstanding during such quarter, at a per annum rate equal to Applicable LC Fee Rate in effect for such fee from time to time on such Lender’s Applicable Percentage of the average daily aggregate stated amount of such Letters of Credit. The Letter of Credit Fee shall be due and payable quarterly in arrears (i) on the last Business Day of each calendar quarter, commencing the first calendar quarter ending after the Effective Date through the LC Expiration Date, (ii) on the LC Expiration Date and (iii) on the date when the LC Expiration Date has occurred, all Letters of Credit have expired or terminated and all Obligations owing hereunder and in the other Loan Documents have been paid in full; and

(b) (i) to the Fronting Bank, for its own account, with respect to each Fronted Letter of Credit issued by the Fronting Bank hereunder, a fronting fee as described in the Fee Letter, on the terms, in the amount and at the times set forth therein, (ii) to each Non-NAIC Fronting Bank, a fronting fee as mutually agreed upon between the Borrower, such Non-NAIC Qualified Lender and such Non-NAIC Fronting Bank with respect to each Syndicated Letter of Credit issued for the account of any Account Party (it being understood that unless otherwise agreed between the applicable Non-NAIC Qualified Lender, such Non-NAIC Fronting Bank, the Administrative Agent and the Borrower, such fronting fee shall be paid by reducing the applicable Letter of Credit Fee otherwise payable to such Non-NAIC Qualified Lender by an amount equal to such fronting fee and paying the same to such Non-NAIC Fronting Bank) and (iii) to the Fronting Bank and the LC Administrator, such reasonable fees and expenses as the Fronting Bank or the LC Administrator customarily require in connection with the issuance, amendment, transfer, negotiation, processing and/or administration of letters of credit.

SECTION 3.9 The Fronting Bank and LC Administrator. The Fronting Bank and the LC Administrator shall act on behalf of the Lenders with respect to any Letters of Credit issued or administered by it and the documents associated therewith, and such Fronting Bank and LC Administrator shall have all of the rights, benefits and immunities (i) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered in connection with Letters of Credit issued or proposed to be issued by it or administered by it and any documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such Fronting Bank or LC Administrator with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Fronting Bank or the LC Administrator, as applicable.

SECTION 3.10 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be liable for all Obligations under such Letter of Credit as if it had been issued for its own account, including being obligated to reimburse the applicable LC Issuer hereunder for any and all drawings under such Letter of Credit and provide Cash Collateral for such LC Obligations if required hereunder. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 3.11 Secured Letters of Credit. Except as otherwise provided herein, at the election of the applicable Account Party prior to the time of issuance, any Letter of Credit issued for the account of such Account Party may be secured by Collateral; provided that the aggregate Secured Letter of Credit Exposure attributable to such Account Party shall not at any time exceed the Borrowing Base of such Account Party. Once per calendar quarter, the Account Parties shall collectively have the right to elect, by delivering written notice (signed by all Account Parties making such election) to the Administrative Agent and the LC Administrator, not later than 11:00 a.m. five (5) Business Days in advance, (A) with respect to any Secured Letter of Credit, that such Letter of Credit no longer be secured by Collateral and (B) with respect to any Unsecured Letter of Credit, that such Letter of Credit be secured by Collateral, and such election shall become effective on the Business Day following such five-Business Day notice period, provided, that (i) with respect to each election under clause (A) above, no Event of Default shall have occurred and be continuing at such time and (ii) with respect to each such Account Party making such election in relation to an election under clause (B) above, the Borrowing Base of each such Account Party shall equal or exceed the Secured Letter of Credit Exposure attributable to such Account Party after giving effect to such election.

SECTION 3.12 Provisions Relating to NAIC-Qualified Lenders.

(a) Each Lender represents that on the date of this Agreement (or, if later, the date such Lender becomes a party to this Agreement), it is an NAIC-Qualified Lender or has entered into a Fronting Agreement with a Person which is listed on the NAIC Qualified Institution List to act as a Fronting Lender for such Lender in accordance with the requirements of this Section 3.12. Each Lender agrees to use commercially reasonable efforts in order to, at all times, (i) be listed on the NAIC Qualified Institution List or (ii) maintain in effect a Fronting Agreement with a Person which is listed on the NAIC Qualified Institution List to act as a Fronting Lender for such Lender in respect of its obligations under the Syndicated Letters of Credit (which Person, prior to entering in such Fronting Agreement, shall be subject to the prior written consent of each of the Borrower and the Administrative Agent, such consent, in each case, shall not be unreasonably withheld). If any Lender shall enter into a Fronting Agreement hereunder at any time, it shall promptly furnish a copy thereof to the Borrower and the Administrative Agent. If at any time any Lender shall cease to be a NAIC-Qualified Lender, such Lender shall promptly notify the Borrower and the Administrative Agent and forthwith comply with its obligations under this Section 3.12. In connection with the execution or termination of any Fronting Agreement, the LC Administrator is authorized to amend or replace each outstanding Syndicated Letters of Credit to add or remove the applicable Lender and Fronting Lender, as the case may be. Each Lender shall promptly provide evidence to the Administrative Agent or the Borrower of such Lender’s compliance with the requirements of this Section 3.12 upon request by the Administrative Agent or the Borrower.

(b) If at any time any Lender is a Non-NAIC Qualified Lender, such Non-NAIC Qualified Lender shall be obligated to provide Cash Collateral for its Applicable Percentage of the LC Obligations on the following terms:

(i) With respect to any then existing Fronted Letter of Credit Exposure of such Non-NAIC Qualified Lender, at the option of the applicable Fronting Bank or the Borrower, such Non-NAIC Qualified Lender shall forthwith deliver to the Administrative Agent an amount in cash equal to the maximum amount of such Non-NAIC Qualified Lender’s Fronted Letter of Credit Exposure (such amount provided in respect of such Fronted Letter of Credit Exposure being herein called “Fronted Letter of Credit Cash Collateral”). Upon receipt of any Fronted Letter of Credit Cash Collateral (including any additional cash collateral provided under clause (iii) below that constitutes Fronted Letter of Credit Cash Collateral), the Administrative Agent or the Fronting Bank will establish one or more cash collateral accounts in the name and under the sole dominion and control of the Administrative Agent or the Fronting Bank (each such cash collateral account, a “Fronted Letter of Credit Collateral Account”) and deposit therein the relevant portion of such Fronted Letter of Credit Cash Collateral (including the relevant portion of any additional cash collateral provided by such Non-NAIC Qualified Lender in respect of its additional Fronted Letter of Credit Exposure pursuant to clause (iii) below) as collateral solely for the benefit of the Fronting Bank to secure such Non-NAIC Qualified Lender’s obligations in respect of the Fronted Letter of Credit Exposure with respect to Fronted Letters of Credit issued by the Fronting Bank and such Non-NAIC Qualified Lender hereby pledges and grants to the Administrative Agent or the Fronting Bank, for the benefit of the Fronting Bank, a security interest in all of its right, title and interest in and to each Fronted Letter of Credit Collateral Account and the balances from time to time therein. The balances from time to time in the Fronted Letter of Credit Collateral Account shall not constitute payment of any such obligations until applied by the Administrative Agent as provided herein.

(ii) With respect to any then existing Syndicated Letter of Credit Exposure of such Non-NAIC Qualified Lender, the Borrower may request that such Non-NAIC Qualified Lender shall forthwith deliver to the Administrative Agent an amount in cash equal to the maximum amount of such Non-NAIC Qualified Lender’s Syndicated Letter of Credit Exposure (such amount provided in respect of such Syndicated Letter of Credit Exposure being herein called the “Syndicated Letter of Credit Cash Collateral”). Upon receipt of any Syndicated Letter of Credit Cash Collateral (including any additional cash collateral provided under clause (iii) below that constitutes Syndicated Letter of Credit Cash Collateral) by the Administrative Agent from such Lender, the Administrative Agent will establish a cash collateral account (of the type described in clause (i) above) (the “Syndicated Letter of Credit Collateral Account” and, together with each Fronted Letter of Credit Collateral Account, each a “Letter of Credit Collateral Account”) and deposit therein such Syndicated Letter of Credit Cash Collateral (including any additional cash collateral provided by such Lender in respect of its additional Syndicated Letter of Credit Exposure pursuant to clause (iii) below) as collateral solely for the benefit of any applicable Fronting Lender to secure such Non-NAIC Qualified Lender’s obligations to such Fronting Lender under such Letters of Credit and such Non-NAIC Qualified Lender hereby pledges and grants to the Administrative Agent, for the benefit of such Fronting Lender, a security interest in all of its right, title and interest in and to the Syndicated Letter of Credit Collateral Account and the balances from time to time therein. The balances from time to time in the Syndicated Letter of Credit Collateral Account shall not constitute payment of any such obligations until applied by the Administrative Agent as provided herein.

(iii) If at any time thereafter any Account Party shall request the issuance of additional Letters of Credit and at such time such Lender remains a Non-NAIC Qualified Lender, upon the request of any applicable Fronting Bank, applicable Fronting Lender or the Borrower, as applicable, such Non-NAIC Qualified Lender shall provide additional cash collateral in respect of its Applicable Percentage (or, if the Borrower has made a Non-Pro Rata Issuance Election with respect to a Syndicated Letter of Credit, any other applicable share of such Syndicated Letter of Credit) of the stated amount under such Letter of Credit in accordance with clause (i) or (ii) above, as applicable (provided that, with respect to any Fronted Letter of Credit Exposure, such collateral shall be provided only at the option of the applicable Fronting Bank or the Borrower and with respect to any Syndicated Letter of Credit Exposure, such collateral shall be provided only at the option of the applicable Fronting Lender or the Borrower) and, upon receipt of such collateral, the applicable Fronting Bank, Administrative Agent or such other party shall hold and apply such collateral as Fronted Letter of Credit Cash Collateral or Syndicated Letter of Credit Cash Collateral, as applicable, in accordance with this subsection (b).

(iv) Anything in this Agreement to the contrary notwithstanding, funds held in any Letter of Credit Collateral Account established under this subsection (b) shall be subject to withdrawal only as provided herein. Amounts on deposit in each Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such short-term investments as the Administrative Agent shall determine in its sole discretion or, in the case of any Fronted Letter of Credit Collateral Account, as the applicable Fronting Bank for whose benefits the funds therein have been pledged may direct the Administrative Agent or, in the case of the Syndicated Letter of Credit Collateral Account, as the applicable Fronting Lender(s) may direct the Administrative Agent. All such investments and reinvestments shall be held in the name and be under the sole dominion and control of the Administrative Agent and shall be credited to the relevant Letter of Credit Collateral Account for the benefit of the Person for which such funds are being held. At any time, and from time to time, the Administrative Agent shall, if instructed by (in the case of any Fronted Letter of Credit Collateral Account) the applicable Fronting Bank in its sole discretion or (in the case of the Syndicated Letter of Credit Collateral Account) the LC Administrator (or the Borrower if that Non-NAIC Qualified Lender does not have in effect a Fronting Agreement) in its sole discretion, as the case may be, liquidate any such investments and reinvestments and credit the proceeds thereof to such Letter of Credit Collateral Account and apply or cause to be applied the balances therein to the payment of such Lender’s obligations then due and payable which are secured by such balances.

(v) If at any time the Letters of Credit in respect of any Letter of Credit Exposure for which cash collateral has been provided by such Non-NAIC Qualified Lender under this subsection (b) shall no longer exist, the Administrative Agent shall, at the request of such Non-NAIC Qualified Lender, deliver to such Non-NAIC Qualified Lender (with the concurrence of the applicable Fronting Bank, applicable Fronting Lender or the Borrower, as applicable), against receipt but without any recourse, warranty or representation whatsoever, the remaining balance in the relevant Letter of Credit Collateral Account.

(vi) If at any time such Non-NAIC Qualified Lender shall become a NAIC Qualified Lender, subject, in the case of any Syndicated Letter of Credit Exposure of such Lender, to (x) the termination of the Fronting Agreement entered into between the applicable Fronting Lender and such Lender releasing the Fronting Lender’s obligation thereunder to act as a Fronting Lender for such Lender and (y) with the consent of the beneficiary under each Syndicated Letter of Credit to the extent required by the terms thereof or under applicable law, the amendment of each such Syndicated Letter of Credit by the Administrative Agent to reinstate such Lender’s liability thereunder (and terminate the applicable Fronting Lender’s liability thereunder), the Administrative Agent shall, at the request of such Lender, deliver to such Lender (with the concurrence of the applicable Fronting Bank) or the Borrower (with respect to any Syndicated Letter of Credit Exposure for which the Non-NAIC Qualified Lender does not have in effect a Fronting Agreement), against receipt but without any recourse, warranty or representation whatsoever, the remaining balance in the relevant Letter of Credit Collateral Account.

(c) Notwithstanding anything herein to the contrary, so long as any Lender shall be a Non-NAIC Qualified Lender, the Borrower may, upon notice to such Non-NAIC Qualified Lender and the Administrative Agent, require such Non-NAIC Qualified Lender, at the expense of such Non-NAIC Qualified Lender, to assign, without recourse (in accordance with and subject to the restrictions contained in Section 11.6), all its interests, rights and obligations under this Agreement and the Letters of Credit issued, or participated in, by such Non-NAIC Qualified Lender to any Eligible Assignee and shall assume such obligations (which assignee may be another Lender, if it, in its sole discretion, accepts such assignment) with (and subject to) the consent of the Administrative Agent (which consent shall not unreasonably be withheld); provided that such Non-NAIC Qualified Lender shall have received payment of an amount equal to the outstanding amount of its LC Disbursements (including participations therein), principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding LC Disbursements, Loans and accrued interest and fees) or the Borrower (in the case of all other amounts).

(d) During the period that such Non-NAIC Qualified Lender (i) does not have a Fronting Agreement in effect and (ii) continues to be a Lender hereunder, the Borrower may, subject to the terms and conditions set forth in this clause (d), elect that all Syndicated Letters of Credit that are requested to be issued or that are outstanding, be issued or renewed, extended or amended, as applicable, by the Lenders on an adjusted pro rata basis that excludes the Commitment of such Non-NAIC Qualified Lender (such election, a “Non-Pro Rata Issuance Election”), provided that, if the Borrower makes a Non-Pro Rata Issuance Election, (i) such issuance, renewal, extension or adjustment shall be made only to the extent that it would not cause the Outstanding Amount of any Lender to exceed such Lender’s Commitment and (ii) thereafter, if the Borrower elects to request a Loan, such Loan shall be advanced as provided in Section 2.2(f).

ARTICLE IV.

TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 4.1 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without deduction or withholding for any Taxes. If, however, applicable Laws require a Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined in the good faith discretion of such Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent in its good faith discretion to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent that such Indemnified Taxes or Other Taxes are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Recipient; provided, however, that in no event shall the Administrative Agent, any Lender or the Fronting Bank have any liability to any Loan Party for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the Fronting Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Fronting Bank, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and Fronting Bank shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or Fronting Bank (but only to the extent that the applicable Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Loan Party to do so), (ii) any Taxes attributable to such Lender’s or Fronting Bank’s failure to comply with the provisions of Section 11.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or Fronting Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Fronting Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and Fronting Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Fronting Bank under any Loan Document or otherwise payable by the Administrative Agent to such Lender or Fronting Bank from any other source against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 4.1, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, on or prior to the Effective Date and at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the Borrower hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdictions. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.1(e)(ii)(A), Section 4.1(e)(ii)(B) and Section 4.1(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgement such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for Tax purposes in the United States,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI,

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender (A) agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, (B) shall promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(iv) The Loan Parties shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Effective Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Loan Parties, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Fronting Bank, or have any obligation to pay to any Lender or the Fronting Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Fronting Bank, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of such Recipient, agrees to repay the amount paid over pursuant to this Section 4.1(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.

Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 4.1 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the Fronting Bank, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 4.2 Illegality. If, after the date hereof, the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.5. During any period in which an Illegality Notice is in effect, the Borrower may request, through the Administrative Agent, that the Lenders affected by such Illegality Notice confirm that the circumstances giving rise to the Illegality Notice continue to be in effect. If, within ten (10) Business Days following such confirmation request, such Lenders have not confirmed the continued effectiveness of such Illegality Notice, then such Illegality Notice shall no longer be deemed to be in effect; provided, that (A) the Borrower shall not be permitted to submit any such request more than once in any thirty (30) day period and (B) nothing contained in this Section 4.2 or the failure to provide confirmation of the continued effectiveness of such Illegality Notice shall in any way affect the Lenders’ right to provide any additional notices of an Illegality Notice as provided in this Section 4.2.

SECTION 4.3 Inability to Determine Rates; Benchmark Replacement Setting.

(a) Subject to Section 4.3(b), in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period (each a “Market Disruption Event”) and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower and Lenders; provided that no Lender shall so advise the Administrative Agent unless such Lender is generally making similar claims upon, or otherwise similarly enforcing its agreements with, similarly situated borrowers (and provided further that no Lender shall have any obligation to disclose information about any other borrowers). Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.5. During any period in which a Market Disruption Event is in effect, the Borrower may request, through the Administrative Agent, that the Required Lenders or the Administrative Agent, as applicable, confirm that the circumstances giving rise to the Market Disruption Event continue to be in effect. If, within ten (10) Business Days following such confirmation request, the Administrative Agent (on behalf of the Required Lenders or for itself, as applicable) has not confirmed the continued effectiveness of such Market Disruption Event, then such Market Disruption Event shall no longer be deemed to be in effect; provided, that (A) the Borrower shall not be permitted to submit any such request more than once in any thirty (30) day period and (B) nothing contained in this Section 4.3 or the failure to provide confirmation of the continued effectiveness of such Market Disruption Event shall in any way affect the Administrative Agent’s or the Required Lenders’ right to provide any additional notices of a Market Disruption Event as provided in this Section 4.3.

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Adjusted Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes, in consultation with the Borrower, from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document, unless the Borrower has objected to such Conforming Changes, within five (5) days after the Administrative Agent has provided notice of such Conforming Changes to the Borrower.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.3(b)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.3(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

SECTION 4.4 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Fronting Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it; or

(iii) impose on any Lender or the Fronting Bank any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Fronting Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Fronting Bank, the Borrower will pay to such Lender or the Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Fronting Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Fronting Bank determines that any Change in Law affecting such Lender or the Fronting Bank or any Lending Office of such Lender or such Lender’s or the Fronting Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Fronting Bank’s capital or on the capital of such Lender’s or the Fronting Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any LC Issuer, to a level below that which such Lender or Fronting Bank or such Lender’s or such Fronting Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Fronting Bank’s policies and the policies of such Lender’s or such Fronting Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or the Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Fronting Bank or such Lender’s or the Fronting Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Fronting Bank setting forth in reasonable detail the basis for such claim and a calculation of the amount or amounts necessary to compensate such Lender or the Fronting Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Fronting Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof; provided, that such Lender or the Fronting Bank shall only be so reimbursed or compensated to the extent that such Lender or the Fronting Bank is then generally seeking reimbursement or compensation in respect of credit transactions similar to the transactions contemplated hereby from borrowers similarly situated to the Borrower to the extent such Change in Law is applicable thereto.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Fronting Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the Fronting Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Fronting Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender or the Fronting Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Fronting Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.5 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any SOFR Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract; provided, however, that for the avoidance of doubt, the Borrower shall not be obligated to compensate any Lender under this Section 4.5 for any loss of anticipated profits in respect of the foregoing. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 4.5, each Lender shall be deemed to have funded each SOFR Loan made by it at Adjusted Term SOFR for such Loan by a matching deposit or other borrowing for a comparable amount and for a comparable period, whether or not such SOFR Loan was in fact so funded.

SECTION 4.6 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender or LC Issuer may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay such Credit Extension in accordance with the terms of this Agreement. If any Lender or LC Issuer requests compensation under Section 4.4, or the Borrower is required to pay any additional amount to any Lender, the Fronting Bank, any LC Issuer or any Governmental Authority for the account of any Lender, LC Issuer or the Fronting Bank pursuant to Section 4.1, or if any Lender or LC Issuer gives a notice pursuant to Section 4.2, then such Lender, LC Issuer or the Fronting Bank shall, as applicable, use reasonable efforts to designate a different Lending Office for funding, issuing or booking its Credit Extensions hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, LC Issuer or the Fronting Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.2, as applicable, and (ii) in each case, would not subject such Lender, LC Issuer or the Fronting Bank, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, LC Issuer or the Fronting Bank, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender, LC Issuer or the Fronting Bank in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, the Borrower may replace such Lender in accordance with Section 11.13.

SECTION 4.7 Survival. All of the obligations of the Loan Parties under this Article IV shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants to each Lender that:

SECTION 5.1 Due Organization, Authorization, etc. Each of the Loan Parties and each Material Subsidiary (a) is duly organized or incorporated, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of organization or incorporation, (b) is duly qualified to do business and (to the extent applicable) in good standing in each jurisdiction where, because of the nature of its activities or properties, such qualification is required except where the failure to qualify would not have a Material Adverse Effect, (c) has the requisite corporate power and authority and the right to own and operate its properties, to lease the property it operates under lease, and to conduct its business as now and proposed to be conducted, and (d) has obtained all material licenses, permits, consents or approvals from or by, and has made all filings with, and given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (including the consummation of the transactions contemplated by this Agreement) as to each of the foregoing, except where the failure to do so would not have a Material Adverse Effect. The execution, delivery and performance by each Loan Party of this Agreement and the consummation of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action (including shareholder approval, if required). Each Loan Party and its Material Subsidiaries has received all other material consents and approvals (if any shall be required) necessary for such execution, delivery and performance, and such execution, delivery and performance do not and will not contravene or conflict with, or create a Lien or right of termination or acceleration under, any Requirements of Law or Contractual Obligation binding upon such Loan Party or such Material Subsidiaries. This Agreement and each of the Loan Documents is (or when executed and delivered will be) the legal, valid, and binding obligation of the Loan Parties party thereto enforceable against such Loan Party in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights against such Loan Party generally or by general equitable principles; provided that each Loan Party assumes for purposes of this Section 5.1 that this Agreement and the other Loan Documents have been validly executed and delivered by the Administrative Agent and the Lenders.

SECTION 5.2 Statutory Financial Statements. The Annual Statement of each Material Insurance Subsidiary (including the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) as filed with the appropriate Governmental Authority of its jurisdiction of domicile (the “Department”) delivered to each Lender prior to the execution and delivery of this Agreement, as of and for the 2021 Fiscal Year (the “Statutory Financial Statements”), have been prepared in accordance with SAP applied on a consistent basis (except as noted therein). Each such Statutory Financial Statement was in compliance in all material respects with all applicable Requirements of Law when filed. The Statutory Financial Statements fairly present the financial position, results of operations and changes in equity of each Material Insurance Subsidiary as of and for the respective dates and periods indicated therein in accordance with SAP applied on a consistent basis, except as set forth in the notes thereto or on Schedule 5.2. Except for liabilities and obligations, including reserves, policy and contract claims and statutory liabilities (all of which have been computed in accordance with SAP), disclosed or provided for in the Statutory Financial Statements, the Material Insurance Subsidiaries did not have, as of the respective dates of each of such financial statements, any liabilities or obligations (whether absolute or contingent and whether due or to become due) which, in conformity with SAP, applied on a consistent basis, would have been required to be or should be disclosed or provided for in such financial statements. All books of account of each Material Insurance Subsidiary fully and fairly disclose all of the transactions, properties, assets, investments, liabilities and obligations of such Material Insurance Subsidiary and all of such books of account are in the possession of each Material Insurance Subsidiary and are true, correct and complete in all material respects.

SECTION 5.3 GAAP Financial Statements.

(a) The audited consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Year ending December 31, 2021 which have been delivered to the Lenders present fairly, in all material respects, in conformity with GAAP (except as disclosed therein), the consolidated financial position and consolidated results of operations of the Borrower and its Subsidiaries at such date for the period then ended and the investments and reserves for the period then ended.

(b) With respect to any representation and warranty which is deemed to be made after the date hereof by the Borrower, the balance sheet and statements of operations, of shareholders’ equity and of cash flow, which as of such date shall most recently have been furnished by or on behalf of the Borrower to each Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby, shall have been prepared in accordance with GAAP consistently applied (except as disclosed therein and, in the case of interim financial statements, for the absence of footnote disclosures), and shall present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof for the periods then ended, subject, in the case of quarterly financial statements, to normal year-end audit adjustments.

(c) Except as set forth on Schedule 5.3, or as filed publicly with the Securities Exchange Commission available via the Securities and Exchange Commission’s “EDGAR” filing system (but excluding any risk factors, forward-looking disclosure and any other disclosures that are cautionary, predictive or forward-looking in nature), there has been no change in the business, assets, operations or financial condition of the Borrower or any Subsidiary which has had or could reasonably be expected to have a Material Adverse Effect since December 31, 2021.

SECTION 5.4 Litigation and Contingent Liabilities. (a) Except as set forth (including estimates of the dollar amounts involved) on Schedule 5.4 hereto and (b) except for claims which are covered by Insurance Policies, coverage for which has not been denied in writing, or which relate to Primary Policies, Reinsurance Agreements or Industry Loss Warranties issued by the Borrower or its Subsidiaries or to which it is a party entered into by the Borrower or its Subsidiaries in the ordinary course of business (referred to herein as “Ordinary Course Litigation”), no claim, litigation (including derivative actions), arbitration, governmental investigation or proceeding or inquiry is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against the Borrower or any such Subsidiary (i) which would, if adversely determined, have a Material Adverse Effect or (ii) which relates to any of the transactions contemplated hereby, and there is no basis known to the Borrower for any of the foregoing. Other than any liability incident to such claims, litigation or proceedings and as set forth on Schedule 5.4, the Borrower has no material contingent liabilities not provided for or referred to in the financial statements delivered pursuant to Section 5.3.

SECTION 5.5 ERISA.

(a) The Borrower and each Subsidiary is in compliance in all material respects with the applicable provisions of ERISA, and to the knowledge of the Borrower or any ERISA Affiliates, each Multiemployer Plan is being administered in compliance in all material respects with all applicable Requirements of Law, including without limitation the applicable provisions of ERISA and the Code, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no ERISA Event (A) has occurred and is continuing or (B) to the knowledge of the Borrower, is reasonably expected to occur. Except as could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would reasonably be expected to result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(c) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan that is not subject to United States Law maintained or contributed to by the Borrower or any Subsidiary or with respect to which any Subsidiary may have liability under applicable local Law (a “Foreign Plan”), (i) the Borrower and each Subsidiary is in compliance in all material respects with any Requirements of Law applicable to such Foreign Government Scheme or Arrangement or Foreign Plan and (ii) each such Foreign Government Scheme or Arrangement or Foreign Plan is being administered by the applicable Person in compliance in all material respects with all applicable Requirements of Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, no event that could reasonably be considered the substantive equivalent of an ERISA Event with respect to any Foreign Government Scheme or Arrangement or Foreign Plan (i) has occurred and is continuing, or (ii) to the knowledge of the Borrower, is reasonably expected to occur.

(d) As of the Effective Date the Borrower is not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments, assuming (to the extent such assumption is reasonable) that none of the assets comprising the proceeds of any Loan, the Letters of Credit or the Commitments hereunder constitute “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA).

SECTION 5.6 Investment Company Act. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940. The Borrower is not carrying on investment business in or from Bermuda for the purposes of the Investment Business Act 2003 of Bermuda.

SECTION 5.7 Regulations U and X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the Borrower, any of its Subsidiaries, any Affiliate of any of them or any Person acting on their behalf has taken or will take action to cause the execution, delivery or performance of this Agreement, the making or existence of the Credit Extensions or the use of proceeds of the Credit Extensions to violate Regulations U or X of the FRB.

SECTION 5.8 Proceeds. The proceeds of the Loans will be used for general corporate purposes. Letters of Credit issued hereunder will be used to (a) support the Account Parties’ insurance obligations, obligations under reinsurance agreements and retrocession agreements to which the applicable Account Party is a party, and similar risk obligations, and (b) general corporate purposes. None of such proceeds will be used in violation of applicable Law, and none of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

SECTION 5.9 Insurance. The Borrower and its Material Subsidiaries are in substantial compliance with all material conditions contained in their Insurance Policies.

SECTION 5.10 Ownership of Properties. Except as otherwise disclosed in the financial statements referred to in Section 5.3 and those provided pursuant to Section 6.1(a) and (b) on the date of any Credit Extension, the Borrower and its Material Subsidiaries will have good title to or a valid leasehold interest in all of their respective material properties and assets, real and personal, of any nature whatsoever.

SECTION 5.11 Accuracy of Information. All factual written information furnished heretofore or contemporaneously herewith by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement or any of the transactions contemplated hereby, as supplemented to the date hereof, is and all other such factual written information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders will be, true and accurate in every material respect on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which such information was provided. Any projections and pro forma financial information contained in such factual written information are based upon good faith estimates and assumptions believed by the Borrower and its Subsidiaries to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may materially differ from the projected results. As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

SECTION 5.12 Subsidiaries. As of the Effective Date, (a) the Borrower has no Subsidiaries other than those specifically disclosed on Schedule 5.12 and such schedule correctly indicates which Subsidiaries are Insurance Subsidiaries, Material Insurance Subsidiaries and Material Subsidiaries, (b) all of the outstanding equity interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Person and in the amounts specified on Schedule 5.12 free and clear of all liens (except in the case of equity interests in any Investment Vehicle issued to any of the Borrower’s Subsidiaries and Affiliates) and (c) the Borrower and its Subsidiaries have no equity investments in any other corporation or entity which represent 10% or more of the total equity interests of such corporation or entity other than those specifically disclosed on Schedule 5.12.

SECTION 5.13 Insurance Licenses. Each Material Insurance Subsidiary has all necessary licenses (including licenses or certificates of authority from applicable Departments), permits or authorizations to transact insurance and reinsurance business, directly or indirectly (collectively, the “Licenses”) in each jurisdiction, where such business requires any such Material Insurance Subsidiary to obtain a License. To the best of the Borrower’s knowledge, no such License is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and no such suspension or revocation is threatened by the applicable Department where such suspension or revocation would have a Material Adverse Effect.

SECTION 5.14 Taxes. The Borrower and each of its Subsidiaries has filed all Tax returns that are required to be filed by it, and has paid or provided adequate reserves for the payment of all material Taxes, including all payroll Taxes and federal and state withholding Taxes, and all assessments payable by it that have become due, other than (a) those that are not yet delinquent or that are disclosed on Schedule 5.14 and are being contested in good faith by appropriate proceedings and with respect to which reserves have been established, and are being maintained, in accordance with GAAP or (b) those which the failure to file or pay would not have a Material Adverse Effect. Except as set forth in Schedule 5.14, on the Effective Date there is no ongoing audit or, to the Borrower’s knowledge, other governmental investigation of the Tax liability of the Borrower or any of its Subsidiaries and there is no unresolved claim by a taxing authority concerning the Borrower’s or any such Subsidiary’s Tax liability, for any period for which returns have been filed or were due. As used in this Section 5.14, the term “Taxes” includes all taxes of any nature whatsoever and however denominated, including excise, import, governmental fees, duties and all other charges, as well as additions to tax, penalties and interest thereon, imposed by any Governmental Authority.

SECTION 5.15 Securities Laws. Neither the Borrower nor any Affiliate, nor anyone acting on behalf of any such Person, has directly or indirectly offered any interest in the Loans or any other Obligation for sale to, or solicited any offer to acquire any such interest from, or has sold any such interest to any Person that would subject the issuance or sale of the Loans or any other liability to registration under the Securities Act of 1933.

SECTION 5.16 Compliance with Laws. Neither the Borrower nor any of its Subsidiaries is in violation of any Requirements of Law of any Governmental Authority, if the effect of such violation could reasonably be expected to have a Material Adverse Effect and, to the best of the Borrower’s knowledge, no such violation has been alleged and each of the Borrower and its Subsidiaries (i) has filed in a timely manner all reports, documents and other materials required to be filed by it with any Governmental Authority, if such failure to so file could reasonably be expected to have a Material Adverse Effect; and the information contained in each of such filings is true, correct and complete in all material respects and (ii) has retained all records and documents required to be retained by it pursuant to any Law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, if the failure to so retain such records and documents could reasonably be expected to have a Material Adverse Effect.

SECTION 5.17 Bermuda Law.

(a) The Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents, and the execution, delivery and performance by the Borrower of the Loan Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither the Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of Bermuda in respect of its obligations under the Loan Documents.

(b) The Loan Documents are in proper legal form under the Laws of Bermuda for the enforcement thereof against the Borrower under the Laws of Bermuda, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents that the Loan Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in Bermuda or that any registration charge or stamp or similar Tax be paid on or in respect of the Loan Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Loan Document or any other document is sought to be enforced and (ii) any charge or Tax as has been timely paid.

(c) There is no Tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of Bermuda either (i) on or by virtue of the execution or delivery of the Loan Documents or (ii) on any payment to be made by the Borrower pursuant to the Loan Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Loan Documents executed by the Borrower are, under applicable foreign exchange control regulations of Bermuda, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

SECTION 5.18 Sanctions; Anti-Corruption; Anti-Money Laundering; Patriot Act.

(a) Neither the Borrower nor any of its Subsidiaries, and to the Borrower’s knowledge, none of their respective directors, officers, employees, agents or affiliates (i) is a Designated Person, (ii) is a Person that is owned or controlled by a Designated Person, or (iii) is located, organized, or resident in a Sanctioned Country.

(b) The Borrower, its Subsidiaries and their respective directors, officers, and, to the knowledge of the Borrower, their respective employees and agents, are in compliance in all material respects with all applicable Sanctions and Anti-Corruption Laws and Anti-Money Laundering Laws.

(c) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by (i) the Borrower and its Subsidiaries and their respective officers, employees, directors, and affiliates with applicable Sanctions and (ii) the Borrower and its Subsidiaries and their respective officers, employees, directors, agents and affiliates with applicable Anti-Corruption Laws and Anti-Money Laundering Laws.

(d) Neither the Borrower nor its Subsidiaries, and to the Borrower’s knowledge, none of their respective directors, officers, or employees is now, directly or indirectly engaged in any dealings or transactions (i) with any Designated Person or (ii) in any Sanctioned Country, in each case, in violation of applicable Sanctions.

(e) To the best of the Borrower’s knowledge, none of the Borrower or any of its Subsidiaries, or their respective officers, employees, directors and affiliates is under investigation for an alleged violation of Anti-Money Laundering Laws by a governmental authority that enforces such laws.

(f) The Borrower and each of its Subsidiaries that is subject to the Patriot Act is in compliance in all material respects with the provisions of the Patriot Act that are applicable to it.

SECTION 5.19 No Affected Financial Institution. No Loan Party is an Affected Financial Institution.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Until the Loans and all other Obligations are paid in full, and until the expiration of the Availability Period, the Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

SECTION 6.1 Reports, Certificates and Other Information. Furnish or cause to be furnished to the Administrative Agent and the Lenders:

(a) GAAP Financial Statements:

(i) Within fifty (50) days after the close of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, commencing with the Fiscal Quarter ending September 30, 2022, a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, as of the close of such quarter and the related consolidated statements of income, cash flows and changes in shareholders’ equity for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated) and, with respect to Material Subsidiaries (other than (A) any Investment Vehicle and (B) any Material Subsidiary that is a holding company the assets of which primarily consist of investments in other Material Subsidiaries), the related unaudited consolidating balance sheets and statements of income for such period and accompanied by the certification of the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower that all such financial statements present fairly, in all material respects, in conformity with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated), the consolidated financial position and consolidated results of operations of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and for the period then ended.

(ii) Within ninety-five (95) days after the close of each Fiscal Year, a copy of the annual financial statements of the Borrower and its Subsidiaries, consisting of audited consolidated balance sheet, statements of income, cash flows and changes in shareholders’ equity, which financial statements shall be prepared in accordance with GAAP, and accompanied by a certification without material qualification by the independent certified public accountants regularly retained by the Borrower, or any other firm of independent certified public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Required Lenders that all such audited financial statements present fairly, in all material respects, in conformity with GAAP, the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Year and for the period then ended and, with respect to Material Subsidiaries (other than (A) any Investment Vehicle and (B) any Material Subsidiary that is a holding company the assets of which primarily consist of investments in other Material Subsidiaries), unaudited consolidating balance sheets and statements of income, setting forth in comparative form the consolidated figures for the previous Fiscal Year, which consolidating financial statements shall be prepared in accordance with GAAP.

(b) SAP Financial Statements. Within five (5) days after the date filed with the Regulator for each of its Fiscal Years, a copy of the Annual Statement of each Material Insurance Subsidiary for such Fiscal Year, if any, required by such Department to be filed, each of which statements delivered to be prepared in accordance with SAP and accompanied by the certification of the chief financial officer, chief executive officer or the chief accounting officer (or, with respect to any Person incorporated under the laws of Switzerland, the managing director and head of underwriting or head of finance and business operations) of such Material Insurance Subsidiary that such financial statement presents fairly, in all material respects, in conformity with SAP, the financial position of such Material Insurance Subsidiary for the period then ended.

(c) OL Note Reporting. Within two (2) Business Days of (i) establishing and funding a Segregated Account, notice of the same, including the amount of the initial deposit thereto, (ii) filing any report or providing information to S&P or Moody’s regarding valuation of or withdrawals from the Segregated Account or other matters relating to the OL Notes, a copy of such report or other information and (iii) withdrawing any funds from a Segregated Account, a calculation of the Debt to Capital Ratio as of the most recently ended Fiscal Quarter calculated as if the withdrawal had occurred on the last day of such Fiscal Quarter.

(d) Notice of Default, etc. Immediately after an Executive Officer of the Borrower knows or has reason to know of the existence of any Default or Event of Default, or any development or other information which would have a Material Adverse Effect, telephonic, telefax or electronic notice specifying the nature of such Default or Event of Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within two (2) Business Days.

(e) Other Information. The following certificates and other information related to the Borrower:

(i) Within five (5) Business Days of such notice, notice of proposed or actual suspension, termination or revocation of any material License of any Material Insurance Subsidiary by any Governmental Authority or of receipt of notice from any Governmental Authority notifying the Borrower or any Material Insurance Subsidiary of a hearing relating to such a suspension, termination or revocation, including any request by a Governmental Authority which commits the Borrower or any Material Insurance Subsidiary to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of the Borrower or any Material Insurance Subsidiary to conduct its business.

(ii) Within five (5) Business Days of such notice, notice of any pending or threatened investigation or regulatory proceeding (other than routine investigations or reviews) by any Governmental Authority concerning the business, practices or operations of the Borrower or any Material Insurance Subsidiary.

(iii) Promptly, notice of any material change in the accounting or financial reporting practices of the Borrower or any Material Insurance Subsidiary.

(f) Compliance Certificates. Concurrently with the delivery to the Administrative Agent of the GAAP financial statements under Section 6.1(a)(i) and Section 6.1(a)(ii), for each Fiscal Quarter and Fiscal Year of the Borrower, a duly completed Compliance Certificate, signed by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower, containing a computation of, and showing compliance with, each of the applicable requirements contained in Sections 7.1 and 7.2 and to the effect that, to the best of such officer’s knowledge, as of such date no Default or Event of Default has occurred and is continuing or describing any such Default or Event of Default (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or electronic mail and shall be deemed to be an original authentic counterpart thereof for all purposes).

(g) Reports to SEC and to Shareholders. Promptly upon the filing or making thereof copies of (i) each filing and report made by any Loan Party or any Material Subsidiary with or to any securities exchange or the Securities and Exchange Commission (unless same is publicly available via the Securities and Exchange Commission’s “EDGAR” filing system) and (ii) each communication from the Borrower to shareholders generally (unless publicly available via the Securities and Exchange Commission’s “EDGAR” filing system).

(h) Notice of Litigation and ERISA. Promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Borrower with respect thereto: (i) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding (including any Internal Revenue Service or Department of Labor proceeding with respect to any Plan) which could, if adversely determined, be reasonably expected to have a Material Adverse Effect and which is not Ordinary Course Litigation, (ii) an ERISA Event, and an event with respect to any Plan which could result in the incurrence by the Borrower or any Material Subsidiary of any liability (other than a liability for contributions or premiums), fine or penalty, which could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) the commencement of any dispute which might lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Loan Document.

(i) Other Information. From time to time such other information concerning the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 6.1(a), (b), (f) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.2; or (ii) such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Fronting Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, SyndTrak, IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Fronting Bank and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its Affiliates or their respective securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 11.7); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 6.2 Corporate Existence; Foreign Qualification. Except as otherwise permitted under Section 7.3, do and cause to be done at all times all things necessary to (a) maintain and preserve the corporate existence of the Borrower and each Material Subsidiary of the Borrower (except that inactive Subsidiaries of the Borrower may be merged out of existence or dissolved), and (b) be, and ensure that each Material Subsidiary of the Borrower is, duly qualified to do business and (to the extent applicable) be in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary unless the failure to be so qualified would not have a Material Adverse Effect.

SECTION 6.3 Books, Records and Inspections. (a) Maintain, and cause each of its Subsidiaries to maintain, materially complete and accurate books and records in accordance with GAAP and in addition, with respect to each Insurance Subsidiary, SAP, (b) permit, and cause each of its Subsidiaries to permit, access at reasonable times and, except during the continuance of an Event of Default, upon reasonable notice, by the Administrative Agent to its books and records, (c) permit, and cause each of its Subsidiaries to permit, the Administrative Agent or its designated representative to inspect at reasonable times and, except during the continuance of an Event of Default, upon reasonable notice, its properties and operations, and (d) permit, and cause each of its Subsidiaries to permit, the Administrative Agent to discuss its business, operations and financial condition with its officers and its independent accountants.

SECTION 6.4 Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, Insurance Policies to such extent and against such hazards and liabilities as is required by Law or customarily maintained by prudent companies similarly situated.

SECTION 6.5 Taxes and Liabilities. Pay, and cause each of its Subsidiaries to pay, when due, all material Taxes, assessments and other material liabilities except as contested in good faith and by appropriate proceedings with respect to which reserves have been established, and are being maintained, in accordance with GAAP except where failure to pay would not have a Material Adverse Effect.

SECTION 6.6 Employee Benefit Plans. Maintain, and cause each of its Subsidiaries to maintain, each Plan and Foreign Plan in compliance in all material respects with all applicable Requirements of Law except where failure to so comply would not have a Material Adverse Effect.

SECTION 6.7 Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, (a) with all Requirements of Law related to its businesses (including the establishment of all insurance reserves required to be established under SAP and applicable Laws restricting the investments of the Borrower and its Subsidiaries), and (b) with all Contractual Obligations binding upon such entity, except in each of clauses (a) and (b) where failure to so comply would not in the aggregate have a Material Adverse Effect.

SECTION 6.8 Maintenance of Permits. Maintain, and cause each of its Subsidiaries to maintain, all permits, licenses and consents as may be required for the conduct of its business by any Governmental Authority except (x) for such permits, licenses and consents related to assets which are sold in accordance with Section 7.3 or (y) where failure to maintain the same would not have a Material Adverse Effect.

SECTION 6.9 Conduct of Business. Engage, and cause each Material Subsidiary (other than any Investment Vehicle) to engage, primarily in the business of insurance and reinsurance activities and in reasonable extensions thereof (including the management of Insurance-Linked Securities Funds through a Non-Insurance Subsidiary or through the ILS Fund Group and run-off insurance) and other businesses that are complimentary or reasonably related to the activities described in the Borrower’s 10-K filing for the Fiscal Year ending December 31, 2021.

SECTION 6.10 Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.

(a) The Borrower will, and will cause each of its Subsidiaries and their respective officers, employees, directors, and affiliates to, comply in all material respects with laws applicable to its operations with respect to transactions of or with any Designated Person or in any Sanctioned Country. The Borrower will maintain in effect policies and procedures reasonably designed to promote compliance by (i) the Borrower and its Subsidiaries and their respective officers, employees, directors, and affiliates with applicable Sanctions, (ii) the Borrower and its Subsidiaries and their respective officers, employees, directors, agents and affiliates with applicable Anti-Corruption Laws and (iii) the Borrower and its Subsidiaries and their respective officers, employees, directors, agents and affiliates with Anti-Money Laundering Laws. The Borrower will, and will cause each of its Subsidiaries to, terminate, after obtaining knowledge thereof and no later than required by applicable law, any funding, financing, or facilitating by the Borrower or its Subsidiaries of any activities, business or transaction of or with any Designated Person or in any Sanctioned Country to the extent that any such activity, business or transaction would be in violation of Sanctions applicable to such operations.

(b) No part of the proceeds of any Credit Extension will be used directly or, to the knowledge of the Borrower, indirectly (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, which is in any material respect a violation of the Anti-Corruption Laws, (ii) to fund, finance or facilitate any activities, business or transactions that would be prohibited by Anti-Money Laundering Laws, or (iii) (A) to fund, or to lend, contribute or otherwise make available such proceeds to any Designated Person or Person that is located, organized, or resident in a Sanctioned Country, in each case, where such funding or issuance is in violation of applicable Sanctions, or (B) in any other manner that would result in a violation of applicable Sanctions by any Person party hereto.

(c) The Borrower shall not fund any repayment of any Credit Extension with proceeds, or provide as collateral any property, that is directly or indirectly derived from any transaction or activity that is prohibited by Anti-Money Laundering Laws, or that could otherwise cause a Lender or any other party to this Agreement to be in violation of Anti-Money Laundering Laws.

(d) Each Loan Party will (a) promptly notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (b) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

SECTION 6.11 Subsidiary Guarantors.

(a) Notify the Administrative Agent at the time that any Subsidiary issues or incurs any Debt (other than Excluded Debt) held by a non-affiliated party, and promptly, and in any event within 30 days, thereafter, cause such Subsidiary to (i) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (ii), (iii) and (v) of Section 9.1(a) and opinions of counsel to such Subsidiary, to the extent reasonably requested by the Administrative Agent (which shall be addressed to the Administrative Agent and the Lenders and cover the legality, validity, binding effect and enforceability of the documentation referred to in clause (i), subject to customary qualifications and assumptions), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) The Lenders agree that any Guarantor shall be automatically released from the Guaranty upon (i) the merger, sale, disposition or transfer of such Guarantor or its assets in a transaction not prohibited by this Agreement so long as, in any such transaction in which the Guarantor remains a Subsidiary of the Borrower, the Guarantor is no longer obligated in respect of any Debt (other than Excluded Debt) it being acknowledged that in any transaction involving a merger, sale, disposition or transfer between a Guarantor and another Subsidiary, the successor shall become a Guarantor if required under Section 6.11(a) or (ii) upon the written request of the Borrower certifying (A) that such Guarantor no longer holds or is obligated to pay any Debt (other than Excluded Debt) and (B) that no Default or Event of Default has occurred and is continuing.

SECTION 6.12 Collateral. So long as any Secured Letter of Credit is issued and outstanding for the account of any Account Party:

(a) Pursuant to the Security Documents, the applicable Account Party shall grant and convey, or cause to be granted and conveyed, to the Administrative Agent for its benefit and the benefit of the Fronting Bank, LC Administrator and the LC Issuers with respect to any Secured Letter of Credit issued for its account, a Lien and security interest in, to and upon the Collateral, prior and superior to all other Liens. Each Account Party that is party to any Security Document shall cause the Collateral to be charged or pledged and be made subject to the Security Documents (in form and substance reasonably acceptable to the Administrative Agent) necessary for the perfection of the Lien and security interest in, to and upon the Collateral and for the exercise by the Fronting Bank, Administrative Agent and the LC Issuers of their rights and remedies hereunder and thereunder.

(b) The Borrower and such Account Party shall at all times cause its respective Borrowing Base to equal or exceed the sum of the aggregate Secured Letter of Credit Exposure attributable to such Account Party at such time. If on any date the aggregate Secured Letter of Credit Exposure attributable to any such Account Party exceeds the Borrowing Base of such Account Party at such time, such Account Party agrees to, within two (2) Business Days of the date on which such Account Party receives notice from the Administrative Agent thereof, pay or deliver to the Custodian an amount of Collateral (valued based on the respective Advance Rate applicable thereto) in an aggregate amount equal to such excess, with any such Collateral to be held in such Account Party’s Collateral Account as additional security for all Obligations of such Account Party hereunder.

(c) The Borrower shall deliver or cause to be delivered to the Administrative Agent a certificate executed by an Executive Officer of such Account Party, in the form of Exhibit H or otherwise in a form reasonably satisfactory to the Administrative Agent (which form may vary depending on the frequency of the delivery of such certificate and subject to the review and verification by the Administrative Agent), setting forth the aggregate Secured Letter of Credit Exposure attributable to the Borrower and each Account Party, the fair market value of the Collateral by category and in the aggregate, the calculation of the Borrowing Base and such other information as the Administrative Agent may reasonably request (such certificate, a “Borrowing Base Report”), (A) on the Business Day immediately preceding the proposed date of issuance of a Secured Letter of Credit or the conversion of any Unsecured Letter of Credit to a Secured Letter of Credit, (B) if Secured Letters of Credit are outstanding during any calendar month, within ten (10) Business Days after the end of each such calendar month, (C) as of the Maturity Date, (D) at and as of such other times as the Administrative Agent may reasonably request and (E) at such other times as the Account Parties may desire.

(d) Each Account Party shall cause the Custodian to provide to the Administrative Agent, in a manner consistent with the terms of the relevant Custody Agreement, information with respect to each Collateral Account, in a format to be agreed by the Administrative Agent (acting reasonably), which information shall provide, without limitation, a detailed list of the assets in each Collateral Account (including the amount of cash and a detailed description of the Collateral (including a breakdown listing the name of each issuer, and the fair market value of the assets held of such issuer)), the fair market value of those assets and the pricing source of such valuation.

ARTICLE VII.

FINANCIAL AND NEGATIVE COVENANTS

Until the Loans and all other Obligations are paid in full and until the expiration of the Availability Period, the Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

SECTION 7.1 Debt to Capital Ratio. Not permit the Debt to Capital Ratio to exceed 0.35:1.

SECTION 7.2 Net Worth. Not permit Borrower Net Worth to be less than an amount equal to $3,976,064,000 (the “Required Borrower Net Worth”). On the date that financial statements of the Borrower are delivered pursuant to Section 6.1(a)(ii) and effective as of the date of such financial statements, the Required Borrower Net Worth will be recalculated to be the greater of (x) the Required Borrower Net Worth in effect immediately prior to such Fiscal Year end and (y) 60% of the Borrower Net Worth as of such Fiscal Year end, with such recalculated Required Borrower Net Worth taking effect as of such Fiscal Year end.

SECTION 7.3 Mergers, Consolidations and Sales. Not, and not permit any of its Subsidiaries to, (a) merge or consolidate, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person (other than a newly formed Subsidiary or the acquisition of a Subsidiary which complies with clause (ii) of this Section 7.3 or the acquisition of shares of a Subsidiary held by minority shareholders), or (b) sell, transfer, convey or lease all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, other than any sale, transfer, conveyance or lease in the ordinary course of business or any sale or assignment of receivables except for (i) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of (x) any Subsidiary or the Borrower into, with or to any other Person (provided, that (x) the surviving or continuing entity of any such merger or consolidation is the Borrower or a wholly-owned Subsidiary of the Borrower, (y) if the Borrower is a party to such merger or consolidation, the surviving or continuing entity shall be the Borrower and (z) if a Guarantor is a party to such transaction, the surviving or continuing entity, if it is not the Borrower, expressly assumes the obligations of such Guarantor under the Guaranty), (ii) purchases or acquisitions which comply with Section 6.9, provided, in the case of clause (ii), no Default or Event of Default has occurred and is continuing or would result therefrom or acquisition (calculated on a pro forma basis giving effect to such acquisition or purchase) and (iii) sales of assets and capital stock and other ownership or profit interests (including partnership, member or trust interest therein) of Subsidiaries that are not Material Subsidiaries, provided that no Default or Event of Default has occurred and is continuing.

SECTION 7.4 Regulations U and X. Not, and not permit any of its Subsidiaries to, hold Margin Stock having a value in excess of 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole after taking into account the application of the proceeds of the Credit Extensions.

SECTION 7.5 Other Agreements. Not, and not permit any of its Material Subsidiaries to, enter into any agreement containing any provision which would be directly violated or breached by the performance of obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

SECTION 7.6 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist, directly or indirectly, any arrangement, transaction or contract with any of its Affiliates unless such arrangement, transaction or contract is on an arm’s length basis; provided that there shall be excluded from the foregoing restrictions (a) transactions between the Borrower and Top Layer, between the Borrower and any wholly-owned Subsidiary of the Borrower, between any wholly-owned Subsidiaries of the Borrower or between any wholly-owned Subsidiary of the Borrower and Top Layer, (b) transactions expressly contemplated by written contracts between (i) the Borrower or any wholly-owned Subsidiary of the Borrower, on the one hand, and any non-wholly-owned Subsidiary or Affiliate of the Borrower (other than a member of the ILS Fund Group) on the other hand or (ii) any non-wholly-owned Subsidiary of the Borrower and any Affiliate of the Borrower (other than a member of the ILS Fund Group), (c) transactions between the Borrower or any of its Subsidiaries and a member of the ILS Fund Group provided such transaction is (i) related to the business of the Borrower as set forth in Section 6.9 and (ii) in compliance with the Borrower’s then-existing underwriting and investment guidelines (collectively, the “Guidelines”), and (d) transactions expressly contemplated by written contracts between the Borrower, or any wholly-owned Subsidiary of the Borrower, on the one hand, and any Lloyd’s Syndicate or member thereof on the other hand.

SECTION 7.7 Liens. Not, and not permit any of its Subsidiaries to, create or permit to exist any Lien with respect to any assets now or hereafter existing or acquired, except the following: (i) Liens for Taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith and by appropriate proceedings and with respect to which, unless the amount is not material with respect to its financial condition, adequate reserves have been established, and are being maintained, in accordance with GAAP; (ii) easements, party wall agreements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary course of the business of the Borrower and its Subsidiaries taken as a whole; (iii) Liens in connection with the acquisition of fixed assets after the date hereof and attaching only to the property being acquired; (iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits and Liens pursuant to letters of credit or other security arrangements in connection with such insurance or benefits; (v) mechanics’, workers’, materialmen’s, landlord liens and other like Liens arising in the ordinary course of business in respect of obligations which are not delinquent for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP; (vi) Liens on Invested Assets pursuant to trust, letter of credit or other security arrangements in connection with Reinsurance Agreements, Primary Policies, or Industry Loss Warranties or regulatory requirements (for insurance licensing purposes); (vii) Liens listed on Schedule 7.7 in effect on the date hereof and extensions, renewals and replacements thereof so long as the amount of such Debt secured by any such Lien is not increased; (viii) attachments, judgments and other similar Liens for sums of $150,000,000 or less (excluding (A) any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights and (B) all such Liens on assets of Subsidiaries that are not Material Subsidiaries) provided the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings and have been bonded off; (ix) Liens pursuant to the Loan Documents; (x) Liens granted in connection with a letter of credit facility entered into by the Borrower or Renaissance Reinsurance in connection with the investment in Top Layer provided the value of the collateral in which Liens are granted thereunder does not exceed 110% of the amount secured; (xi) Liens that are deemed to have arisen under GAAP by virtue of the sale of securities to a purchaser who obligates the seller of such securities to repurchase such securities; (xii) Liens incurred in the ordinary course of business in favor of financial intermediaries and clearing agents pending clearance of payments for investment or in the nature of set-off, banker’s liens or similar rights as to deposit accounts or other funds; (xiii) Liens in the Organization Documents of Persons in whom the Borrower or a Non-Insurance Subsidiary has invested in the ordinary course of business or any related subscription agreements with respect to such investment; (xiv) Liens granted by the Borrower to secure its obligations under any Loan Party Swap; (xv) Liens granted by any Subsidiary which is a Lloyd’s Syndicate or member thereof or which is the owner of a Subsidiary which is a Lloyd’s Syndicate or member thereof to secure standby letters of credit issued to provide funds at Lloyd’s or to support such Subsidiary’s Lloyd’s Syndicate commitments; (xvi) [Reserved]; (xvii) restrictions on the ability of the Person who owns, directly or indirectly, the equity interests of an Insurance Subsidiary to sell such equity interests under any Net Worth Maintenance Agreement; (xviii) Liens upon cash and United States government and agency securities and other investments of the Borrower and its Subsidiaries securing (A) obligations incurred in connection with reverse repurchase and transactions and similar investment management transactions, (B) obligations in respect of trust or other security arrangements formed to secure reinsurance transactions of such types and in such amounts as are customary for companies similar to the Borrower in size and lines of business that are entered into by the Borrower and its Subsidiaries in the ordinary course of business and (C)

obligations arising under Swap Contracts entered into in the ordinary course of business; (xix) purchase money Liens upon real or personal property used by the Borrower or its Subsidiaries in the ordinary course of business, securing Debt or other obligations incurred solely to pay all or a portion of the purchase price thereof (including in connection with Capitalized Leases or other similar leases or arrangements, and including mortgages or deeds of trust upon real property and improvements thereon); provided that any such Lien (A) shall attach to such property concurrently or within ninety (90) days after the acquisition thereof by the Borrower or such Subsidiary, (B) shall not exceed the lesser of (y) the fair market value of such property or (z) the cost hereof to the Borrower or such Subsidiary and (C) shall not encumber any other property of the Borrower or any of its Subsidiaries; (xx) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any of its Subsidiaries or becomes a Subsidiary of the Borrower; provided, that such Liens were not created in contemplation of such merger or consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and extensions, renewals and replacements thereof so long as the outstanding principal amount of the Debt secured by such Lien is not increased; (xxi) Liens existing on the property of the Borrower or any of its Subsidiaries at the time of acquisition (other than any such Liens created in contemplation of such acquisition) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that no such Lien shall extend to or cover any properties of any character other than the property being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced; (xxii) escrow deposits by the Borrower and its Subsidiaries made in the ordinary course of business and held by (or for the benefit of) various ordinary course counterparties in connection with any claims pending determination by a relevant governmental or regulatory authority or applicable court in connection with payments permitted to be made under Section 6.10; (xxiii) Liens in respect of inter-group cash-pooling agreements and similar arrangements; and (xxiv) Liens so long as at any time the Debt or other obligations secured by such Liens do not exceed 10% of Borrower Net Worth in the aggregate; provided, however, that, no Lien shall be permitted to exist on the shares of stock of any Insurance Subsidiary (other than those restrictions permitted under Section 7.7(xvii)).

SECTION 7.8 [Reserved].

SECTION 7.9 No Amendment of Certain Documents. Not enter into or permit to exist any amendment, modification or waiver of the Organization Documents of any Loan Party as in effect on the Effective Date which would in any manner be materially adverse to the interests of the Lenders.

SECTION 7.10 Dividends, Etc. Not, and not permit its Subsidiaries to, (a) declare or pay any dividends on any of its capital stock (other than pro rata payments of dividends by a Subsidiary to the Borrower and such Subsidiary’s other shareholders), (b) purchase or redeem any of its capital stock or any warrants, options or other rights in respect of such stock (other than the pro rata purchase or redemption by a Subsidiary of its capital stock, warrants, options or other rights in respect of such stock and redemptions by any Investment Vehicle of its respective redeemable preference shares), (c) purchase or redeem or prepay, prior to its scheduled payment date, any Debt (other than the Credit Extensions), or (d) set aside funds for any of the foregoing (collectively “Restricted Payments”); except that (i) the Borrower may declare or pay any Restricted Payment described in clauses (a), (b) or (c) above provided no acceleration or Trigger Default has occurred and is continuing on the date of such declaration or payment, (ii) any Subsidiary may make any Restricted Payment described in clause (c) above provided no acceleration or Trigger Default has occurred and is continuing on the date that such Restricted Payment is made, (iii) any Insurance Subsidiary may pay any Restricted Payment described in clause (a) and clause (b) above on a non pro rata basis provided no Default or Event of Default has occurred and is continuing on the date of such payment and (iv) the Borrower and any of its Subsidiaries may declare and pay cash dividends or distributions with respect to any trust preferred security, deferrable interest subordinated debt security, mandatory convertible debt or other Hybrid Security that, at the time of issuance thereof or at any time prior to the initial dividend or distribution thereunder, was accorded equity treatment by S&P or Moody’s, if, at the time of and after giving effect to such dividend or distribution, no Event of Default under clause (a), (b) or (e) of Article VIII shall have occurred and be continuing.

SECTION 7.11 Investments in Excluded Entities. Not, and not permit its Subsidiaries to, (i) incur contingent liabilities or otherwise provide credit support (including granting a Lien on any of its assets) for the Debt of, or enter into any Net Worth Maintenance Agreements with respect to any Excluded Entity at any time (provided, that, the fact that the Borrower or any of its Subsidiaries is or may be a party to an agreement which includes any Excluded Entities as parties and which provides for the Borrower and/or any of its Subsidiaries, on the one hand, and such Excluded Entities, on the other hand, to be jointly and severally liable in respect of any indemnification, contribution (other than pursuant to Net Worth Maintenance Agreements), or similar obligations (other than obligations for borrowed money) under such agreement shall not be deemed to be an incurrence of a contingent liability or the providing of credit support by the Borrower or any of its Subsidiaries), or (ii) make any loans to, purchase or redeem any capital stock of, or otherwise make any investment in, any Excluded Entity during the existence or continuation of any Default or Event of Default.

SECTION 7.12 Investments in the ROIHL Entities. Not, and not permit its Subsidiaries to make any loans to or purchase or redeem any capital stock of or otherwise make any investment in any ROIHL Entity during the existence or continuation of any Default or Event of Default; provided, however, that the Borrower and the Subsidiaries of the Borrower which own preferred shares of any ROIHL Entity may require redemption of such preferred shares to the extent such ROIHL Entity has funds available to make such redemption.

ARTICLE VIII.

EVENTS OF DEFAULT AND THEIR EFFECT

SECTION 8.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a) Non-Payment of Loan. Default in the payment when due of any principal on the Loans or any Unreimbursed Amount.

(b) Non-Payment of Interest, Fees, etc. Default, and continuance thereof for three (3) Business Days, in the payment when due of interest on the Credit Extensions, fees or of any other amount payable hereunder or under the Loan Documents.

(c) Non-Payment of Other Debt. (i) Default in the payment when due and continuance of such default after any applicable grace period (whether or not such Debt is accelerated) of any other Debt (or any letter of credit facility) of, or guaranteed by, any Loan Party or any Material Subsidiary if the aggregate amount of Debt (or, in the case of any letter of credit facility, the issued letters of credit) of such Loan Party and/or such Material Subsidiary which is due and payable or which is or may be accelerated, by reason of such default or defaults is $150,000,000 or more, or (ii) default in the performance or observance of any obligation or condition and continuance of such default after any applicable grace period with respect to any such other Debt (or any letter of credit facility) of, or guaranteed by, any Loan Party and/or any Material Subsidiary if the effect of such default or defaults is to accelerate or permit the acceleration of the maturity of any such Debt (or, in the case of any letter of credit facility, the issued letters of credit) of $150,000,000 or more in the aggregate prior to its expressed maturity.

(d) Other Material Obligations. Except for obligations covered under other provisions of this Article VIII, default in the payment when due, or in the performance or observance of, any material obligation of, or material condition agreed to by, any Loan Party or any Material Subsidiary with respect to any material purchase or lease obligation of $150,000,000 or more (unless the existence of any such default is being contested by such Loan Party or such Material Subsidiary in good faith and by appropriate proceedings and such Loan Party or such Material Subsidiary has established, and is maintaining, adequate reserves therefor in accordance with GAAP) which default continues for a period of 30 days.

(e) Bankruptcy, Insolvency, etc. (i) Any Loan Party or any Material Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; or (ii) there shall be commenced by or against any such Person any case, proceeding or other action (A) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, supervision, conservatorship, liquidation, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, rehabilitation, conservation, supervision, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, obligations or liabilities, or (B) seeking appointment of a receiver, trustee, custodian, rehabilitator, conservator, supervisor, liquidator or other similar official for it or for all or any substantial part of its assets, in each case which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) if filed against such Person, remains undismissed, undischarged or unstayed for a period of sixty (60) days; or (iii) there shall be commenced against any such Person any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any of such Persons shall take any corporate or similar action approving any of the acts set forth in clause (ii) or (iii) above; or (v) any Governmental Authority shall issue any order of conservation, supervision or any other order of like effect relating to any of such Persons.

(f) Non-compliance With Certain Covenants. Failure by the Borrower to comply with its covenants set forth in Sections 7.1, 7.2, 7.9, 7.10, 7.11, or 7.12.

(g) Non-compliance With Other Provisions. Failure by any Loan Party to comply with or to perform any provision of this Agreement or the other Loan Documents (and not constituting an Event of Default under any of the other provisions of this Article VIII) and continuance of such failure for thirty (30) days from the earlier of (i) the date an Executive Officer has knowledge of such failure and (ii) the date the Administrative Agent has given notice of such failure to the Borrower.

(h) Warranties and Representations. Any warranty or representation made by or on behalf of the Borrower or any Subsidiary herein or in any other Loan Document is inaccurate or incorrect or is breached or false or misleading in any material respect as of the date such warranty or representation is made; or any schedule, certificate, financial statement, report, notice, or other instrument furnished by or on behalf of Borrower or any Subsidiary to the Administrative Agent or the Lenders is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

(i) ERISA. Any ERISA Event shall occur or exist with respect to any Pension Plan or Multiemployer Plan of the Borrower and, as a result thereof, together with all other ERISA Events then existing, the Borrower and its ERISA Affiliates have incurred or would be reasonably likely to incur liability to any one or more Pension Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $150,000,000.

(j) Loan Documents. Any action shall be taken by or on behalf of the Borrower or any Affiliate thereof to discontinue any of the Loan Documents or to contest the validity, binding nature or enforceability of any thereof.

(k) Change in Control. A Change in Control occurs.

(l) Judgments. A final judgment or judgments which exceed an aggregate of $150,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) shall be rendered against any Loan Party or any Material Subsidiary and shall not have been discharged or vacated or had execution thereof stayed pending appeal within forty-five (45) days after entry or filing of such judgment(s).

(m) Change in Law. Any change is made in the Insurance Code which affects the dividend practices of any Insurance Subsidiary and which is reasonably likely to have a Material Adverse Effect on the ability of the Borrower to perform its obligations under the Agreement and such circumstances shall continue for 120 days.

(n) Guaranty. The obligations of any Guarantor under the Guaranty or any provision thereof shall cease to be in full force or effect (other than in accordance with the provisions of Section 6.11), or any Person acting by or on behalf of any Guarantor shall deny or disaffirm in writing such Guarantor’s obligations under the Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty.

SECTION 8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans and LC Credit Extensions and any obligation of the Fronting Bank to make LC Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the LC Obligations in an amount equal to 101% thereof; and

(d) exercise on behalf of itself, the Lenders and the Fronting Bank all rights and remedies available to it, the Lenders and the Fronting Bank under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans and LC Credit Extensions and any obligation of the Fronting Bank to make LC Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the LC Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.2), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.12 and Section 3.6, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article IV) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Fronting Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Fronting Bank and amounts payable under Article IV), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, LC Disbursements and other Obligations, ratably among the Lenders and the Fronting Bank in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Disbursements, ratably among the Lenders and the Fronting Bank in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Fronting Bank and the Lenders, to Cash Collateralize that portion of LC Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 3.6; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 3.2 and Section 3.6, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and the balance paid to the Borrower.

SECTION 8.4 Cash Collateral Account.

(a) If at any time after an Account Party has been required to deposit amounts in the Cash Collateral Account, the Administrative Agent determines that the amount on deposit in the Cash Collateral Account is less than the amount required under Section 3.6, the Administrative Agent may demand the applicable Account Party or the Borrower to pay, and such Account Party or the Borrower shall, upon such demand and without any further notice, pay to the Administrative Agent for deposit in the Cash Collateral Account, funds necessary to cure any shortfall.

(b) The Administrative Agent may, at any time or from time to time, after funds are deposited in a Cash Collateral Account apply such funds to the payment of the LC Obligations then due and payable by any Account Party to the Lenders or the Fronting Bank under the Loan Documents.

(c) Neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account until all of the Obligations have been indefeasibly paid in full, the Commitments have been terminated and all Letters of Credit have been terminated or expired, at which time any funds remaining in the Cash Collateral Account shall be returned by the Administrative Agent to the Borrower.

ARTICLE IX.

CONDITIONS

SECTION 9.1 Conditions to Occurrence of the Effective Date. The occurrence of the Effective Date shall be subject to the satisfaction of the following conditions precedent:

(a) Receipt by the Administrative Agent of all of the following, each duly executed and dated the Effective Date (or such earlier date as shall be satisfactory to the Administrative Agent), each in form and substance satisfactory to the Administrative Agent (with such copies as the Administrative Agent shall request):

(i) This Agreement and Certain Related Documents. This Agreement and such other Loan Documents as are required to be delivered by the terms of this Agreement.

(ii) Resolutions. Certified copies of resolutions of the Board of Directors of each Loan Party authorizing the execution, delivery and performance, respectively, of those documents and matters required of it with respect to this Agreement or the other Loan Documents.

(iii) Incumbency and Signatures. A certificate of an Executive Officer of each Loan Party certifying the names of the individual or individuals authorized to sign this Agreement and the other Loan Documents to which it is a party, together with a sample of the true signature of each such individual. (The Lenders may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.)

(iv) Opinion of Counsel. The opinion of (a) Sidley Austin LLP, New York counsel to the Loan Parties, (b) Conyers Dill & Pearman Limited, Bermuda counsel to the Loan Parties, (c) Bar & Karrer AG, Brandschenkestrasse, Swiss counsel to the Loan Parties, and (d) Funk & Bolton, P.A., Maryland counsel to the Loan Parties, in each case addressed to the Administrative Agent, the Fronting Bank and the Lenders in form and substance satisfactory to the Administrative Agent and its counsel.

(v) Officer’s Certificate. A certificate of an Executive Officer and the secretary or an any assistant secretary of each Loan Party certifying as to (A) a true and correct copy of the Organization Documents of such Loan Party as in effect on the date on which the resolutions referred to in Section 9.1(a)(ii) were adopted and on the Effective Date, (B) the due incorporation and good standing or valid existence of such Loan Party as a company or corporation organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (C) for the Borrower only, the truth of the representations and warranties of the Borrower contained in the Loan Documents as of the Effective Date, (D) for the Borrower only, compliance by the Borrower as of the Effective Date with the financial covenants set forth in Section 7.1 and Section 7.2, and (E) for the Borrower only, the absence of any event occurring and continuing, or resulting from the Effective Date, that constitutes a Default or Event of Default, provided that the secretary or assistant secretary need certify only as to the matters in items (A) and (B) above.

(vi) Insurance Proceedings. A certificate of an Executive Officer of the Borrower that there are no material insurance regulatory proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or any Material Insurance Subsidiary in any jurisdiction.

(vii) Material Adverse Effect Certificate. An officer’s certificate, signed by an Executive Officer of the Borrower, certifying that to such officer’s best knowledge, since December 31, 2021, there has not occurred a Material Adverse Effect except as previously disclosed in filings with the Securities & Exchange Commission by the Borrower prior to the Effective Date (but excluding any risk factors, forward-looking disclosure and any other disclosures that are cautionary, predictive or forward-looking in nature).

(viii) Fees. The fees referred to in Section 2.6 which are due and payable on or prior to the Effective Date and all accrued and unpaid fees and interest under the Existing Credit Agreement shall have been paid to the Administrative Agent, where applicable, for the benefit of the Lenders.

(ix) Notes. A Revolving Note executed by the Borrower in favor of each Lender requesting a Revolving Note and a Swingline Note executed by the Borrower in favor of each Swingline Lender requesting a Swingline Note.

(x) Account Designation Letter. An Account Designation Letter, together with written instructions from an Executive Officer of the Borrower, including wire transfer information, directing the payment of the proceeds of any Loans to be made hereunder.

(xi) Financial Statements. Copies of the financial statements referred to in Section 5.3 and the audited consolidated balance sheet of Renaissance Reinsurance and its Subsidiaries, as of December 31, 2021 and the related consolidated statements of income, cash flows and changes in shareholders’ equity for the Fiscal Year ending as of the close of such date, all prepared in accordance with GAAP (except as disclosed therein), all in form and substance satisfactory in all respects to the Administrative Agent.

(xii) Patriot Act Information. All documentation and other information requested by the Administrative Agent or any Lender that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(xiii) Borrowing Base Report. If any Secured Letters of Credit are to be issued on the Effective Date, a Borrowing Base Report dated as of the Effective Date with respect to any Secured Letters of Credit to be issued (or deemed issued) on the Effective Date from the applicable Account Party.

(xiv) Beneficial Ownership Certification. At least five (5) days prior to the Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Loan Party.

(xv) Other. Such other documents as the Administrative Agent may reasonably request.

(b) Renaissance Reinsurance shall have a Financial Strength Rating of “A+” or higher.

(c) All governmental and third party consents and approvals necessary in connection with the consummation of the Loan Documents and the other transactions contemplated thereby shall have been obtained and remain in effect (with copies thereof delivered to the Administrative Agent) and shall be satisfactory in all respects to the Administrative Agent and no law or regulation shall be applicable or events have occurred which restrain the consummation of, or impose materially adverse conditions upon, the transactions under the Loan Documents.

(d) There shall not be any pending or threatened litigation, action, suit, investigation, proceeding, bankruptcy or insolvency, injunction, order or claim with respect to the Borrower or its subsidiaries or the transactions contemplated by the Loan Documents, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

SECTION 9.2 Conditions to All Credit Extensions. The obligation of the Lenders to make all Credit Extensions (including any Credit Extension made on the Effective Date) shall be subject to the prior or concurrent satisfaction (in form and substance satisfactory to the Administrative Agent) of each of the conditions precedent set forth below:

(a) No Default. No Default or Event of Default shall have occurred and be continuing or will result from the making of the Credit Extensions.

(b) Warranties and Representations. (i) All warranties and representations contained in this Agreement (other than Section 5.3(c) or Section 5.4 except in the case of any Credit Extension to be made on the Effective Date) shall be true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified) as of the date of any Credit Extension, with the same effect as though made on the date of and concurrently with the making of such Credit Extension (except where such representation speaks as of a specified date) and (ii) all covenants contained herein and in such documents to be performed by each of the parties thereto (other than the Administrative Agent or the Lenders) prior to the date of any Credit Extension shall have been performed.

(c) Fees. The fees referred to in Section 2.6 which are due and payable on or prior to the Effective Date or the date of any Loan shall have been paid to the Administrative Agent, where applicable, for the benefit of the Lenders.

(d) Notice of Borrowing. With respect to Loans, the Administrative Agent shall have received a Loan Notice in form and substance acceptable to the Administrative Agent.

(e) Security Documents. With respect to the issuance of a Secured Letter of Credit for the account of any Account Party (or the conversion of any Unsecured Letter of Credit to a Secured Letter of Credit), (i) such Account Party shall have executed the Security Agreement, (ii) the Security Documents shall be in full force and effect and (iii) immediately after giving effect thereto, the Secured Letter of Credit Exposure of all issued and outstanding Secured Letters of Credit for the account of such Account Party shall not exceed the Borrowing Base of such Account Party.

(f) Account Control Agreement. For each Account Party for the account of which any Secured Letters of Credit are outstanding on the date of such issuance (including any Secured Letters of Credit to be issued on such date of issuance or any Unsecured Letters of Credit to be converted to Secured Letters of Credit), a duly executed Custody Agreement shall be in full force and effect in a form reasonably acceptable to the Administrative Agent establishing “control” (as defined in Section 8-106 and 9-104 of the Uniform Commercial Code) by the Administrative Agent over all of such Account Party’s Collateral with the applicable Custodian.

(g) Legal Opinions. With respect to the issuance of a Secured Letter of Credit for the account of any Account Party (or the conversion of any Unsecured Letter of Credit to a Secured Letter of Credit), to the extent requested by the Administrative Agent, the Administrative Agent shall have received customary legal opinions in form and substance reasonably satisfactory to the Administrative Agent (and addressed to the Administrative Agent and the Lenders) related to the Security Documents governing such Secured Letter of Credit.

ARTICLE X.

THE ADMINISTRATIVE AGENT

SECTION 10.1 Appointment and Authority. Each of the Lenders and the Fronting Bank hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Fronting Bank, and neither the Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 8.2) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Fronting Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IX or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the LC Administrator or the Fronting Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender, the LC Administrator or the Fronting Bank unless the Administrative Agent shall have received notice to the contrary from such Lender, the LC Administrator or the Fronting Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 10.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Fronting Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, the Fronting Bank and the LC Administrator, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Fronting Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Fronting Bank and the LC Administrator directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Swingline Lender, Lender, and the LC Administrator, as applicable. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender, Lender, and LC Administrator, as applicable, (b) the retiring Swingline Lender, Lender, and LC Administrator, as applicable, shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor LC Administrator shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Administrator to effectively assume the obligations of the retiring LC Administrator with respect to such Letters of Credit.

SECTION 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender, the Fronting Bank and the LC Administrator acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the Fronting Bank and the LC Administrator also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of (i) the Bookrunners or Arrangers listed on the cover page hereof and (ii) the Sustainability Structuring Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, Fronting Bank or LC Administrator hereunder.

SECTION 10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Fronting Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Fronting Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Fronting Bank and the Administrative Agent under Sections 2.6, Section 3.8 and 11.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Fronting Bank or LC Administrator to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, Fronting Bank or LC Administrator, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.6 and 11.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, Fronting Bank or LC Administrator any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, Fronting Bank or LC Administrator to authorize the Administrative Agent to vote in respect of the claim of any Lender, Fronting Bank or LC Administrator in any such proceeding.

SECTION 10.10 Syndication Agent; Other Titles. The Lenders identified on the facing page or signature pages of this Agreement as “syndication agent” or “documentation agent” shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no Lender so identified as a “syndication agent” or “documentation agent” shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 10.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to be exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Revolving Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Revolving Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) Such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 10.12 Erroneous Payments.

(a) Each Lender and any other party hereto (other than the Borrower and its Subsidiaries) hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Person (other than the Borrower and its Subsidiaries) that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 10.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender, such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the

Administrative Agent may specify) (the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.6 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 10.12 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, except, in each case of clauses (y) and (z) of this clause (e), to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations.

(f) Each party’s obligations under this Section 10.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 10.12 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE XI.

MISCELLANEOUS

SECTION 11.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment or consent shall:

(a) waive any conditions set forth in Section 9.1(a)(i) without the written consent of each Lender;

(b) increase or extend the Commitment of any Lender or reinstate any Commitment terminated pursuant to Section 8.2 without the consent of such Lender or extend the expiry date of any Letter of Credit to a date after the LC Expiration Date without the written consent of each Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, LC Disbursements, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or LC Disbursement, or (subject to clause (iii) of the second proviso to this Section 11.1) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or any provision relating to Defaulting Lenders (including the definition thereof);

(e) change Section 2.10 or Section 8.3 in a manner which would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f) release any Guarantor from the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 6.11(b) (and the parties acknowledge that the Administrative Agent, acting alone, may provide written confirmation of such release if requested by the Borrower);

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Applicable Issuing Party in addition to the Lenders required above, affect the rights or duties of such Applicable Issuing Party under this Agreement or any Letter of Credit Application or other document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Sustainability Structuring Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of the Administrative Agent or the Structuring Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto whose rights and privileges are affected thereby. Notwithstanding anything to the contrary herein, no Defaulting Lender or Non-NAIC Qualified Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders and Non-NAIC Qualified Lenders), except that (x) the Commitment of any Defaulting Lender or Non-NAIC Qualified Lender may not be increased or extended without the consent of such Defaulting Lender or Non-NAIC Qualified Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender or Non-NAIC Qualified Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender or Non-NAIC Qualified Lender. Notwithstanding anything in this Section 11.1 to the contrary, only the consent of the Sustainability Structuring Agent, the Borrower and the Required Lenders shall be required to enter into the ESG Amendment, so long as such ESG Amendment is in accordance with the terms and conditions of Section 2.14.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.

SECTION 11.2 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party, the Administrative Agent, the LC Administrator, the Swingline Lender or the Fronting Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.2; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders, the LC Administrator and the Fronting Bank hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Applicable Issuing Party pursuant to Article III if such Lender or the Applicable Issuing Party, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Fronting Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Fronting Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of any Loan Party, the Administrative Agent and the Fronting Bank may change its address, facsimile, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, electronic mail address or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Fronting Bank. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e) Reliance by Administrative Agent, LC Administrator, Fronting Bank and Lenders. The Administrative Agent, the LC Administrator, the Fronting Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the LC Administrator, the Fronting Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted solely from the bad faith, gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 11.3 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any Applicable Issuing Party or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders, the LC Administrator and the Fronting Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Applicable Issuing Party from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Applicable Issuing Party) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.8 (subject to the terms of Section 2.10), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 11.4 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable documented expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including the reasonable documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent, the Arrangers and their respective Affiliates (including the allocated costs of internal counsel)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, due diligence, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable documented expenses incurred by an Applicable Issuing Party in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable documented expenses incurred by the Administrative Agent, the Sustainability Structuring Agent, any Arranger, any Lender or an Applicable Issuing Party (including the reasonable documented fees, charges and disbursements of any counsel for the Administrative Agent or Affiliate thereof, the Sustainability Structuring Agent, any Lender, any Arranger or an Applicable Issuing Party (including the allocated costs of internal counsel)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Sustainability Structuring Agent, each Arranger, each Lender, the LC Administrator and the Fronting Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (including the allocated costs of internal counsel for such Indemnitee), and settlement costs incurred by such Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 4.1), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Applicable Issuing Party or LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any member of its Lender Group, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of the obligations of such Indemnitee or of any member of its Lender Group hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute solely between or among Indemnitees other than (1) any claims against any Arranger, the Administrative Agent, the Syndication Agent, the Sustainability Structuring Agent, any Fronting Bank or any LC Administrator in their capacities as such or in fulfilling their customary duties with respect thereto or any similar role or under any other Loan Document and (2) any claims arising out of any act or omission on the part of the Borrower or its Affiliates.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Fronting Bank, the LC Administrator or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Fronting Bank, the LC Administrator or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or an Applicable Issuing Party in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or an Applicable Issuing Party in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.9(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any of the Administrative Agent (and any sub-agent thereof), the Sustainability Structuring Agent, each Arranger, each Lender, the LC Administrator and the Fronting Bank, and each Related Party of any of the foregoing Persons (each a “Released Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. To the fullest extent permitted by applicable Law, no Released Person shall assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Loan Party or any of their Affiliates, and each Related Party of any of the foregoing Persons, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the foregoing shall not limit the Borrower’s indemnification obligations under Section 11.4(b). No Released Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Released Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Released Person as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.2(e) shall survive the resignation of the Administrative Agent, the LC Administrator, the Swingline Lender and the Fronting Bank, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 11.5 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, an Applicable Issuing Party or any Lender, or the Administrative Agent, an Applicable Issuing Party or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Applicable Issuing Party or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Applicable Issuing Party severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders and the Applicable Issuing Parties under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 11.6 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Administrator, the Fronting Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), direct obligations under and participations in LC Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that in connection with any such consent required under this clause (A), the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Fronting Bank and the Swingline Lender (such consent not to be unreasonably withheld or delayed).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), or (D) except as otherwise agreed by the Borrower, a Person that is not a NAIC-Qualified Lender.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the Applicable Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Applicable Percentage of all Loans, obligations under Syndicated Letters of Credit and participations in Fronted Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.1, 4.4, 4.5, and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Fronting Bank, a Swingline Lender or the Sustainability Structuring Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the LC Administrator and the Fronting Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.4(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.1 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.4 and 4.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans and LC Obligations, or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, LC Obligations, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish such Commitment, Loan, LC Obligation or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.1 or 4.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.1(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Note or Swingline Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as LC Administrator, Swingline Lender, Sustainability Structuring Agent and Fronting Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, such Lender may, upon 30 days’ notice to the Borrower and the Lenders, resign as the Fronting Bank, Swingline Lender, LC Administrator and Sustainability Structuring Agent, as applicable. In the event of any such resignation as the Fronting Bank, Swingline Lender, LC Administrator or Sustainability Structuring Agent, as applicable, the Borrower shall be entitled to appoint from among the Lenders a successor Fronting Bank, Swingline Lender, LC Administrator or Sustainability Structuring Agent, as applicable, hereunder; provided, however, that (i) no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as the Fronting Bank, Swingline Lender, LC Administrator or Sustainability Structuring Agent, as applicable, and (ii) no Lender shall be required to accept any such appointment. If a Lender resigns as the Fronting Bank or LC Administrator, it shall retain all the rights, powers, privileges and duties of the Fronting Bank or LC Administrator hereunder, as applicable, with respect to all Letters of Credit outstanding and issued by it as of the effective date of its resignation as the Fronting Bank or LC Administrator and all LC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 3.2). If a Lender resigns as the Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate

Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.13. Upon the appointment of a successor Fronting Bank, Swingline Lender or LC Administrator, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Fronting Bank, Swingline Lender, LC Administrator or Sustainability Structuring Agent, and (b) the successor Fronting Bank or LC Administrator shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession and issued by the retiring Fronting Bank or LC Administrator or make other arrangements satisfactory to the retiring Fronting Bank or LC Administrator to effectively assume the obligations of the retiring Fronting Bank or LC Administrator with respect to such Letters of Credit.

SECTION 11.7 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Fronting Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.11(a), (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (iii) a credit insurer, reinsurer or broker in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Fronting Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (i) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Information received by it from the Administrative Agent, the Fronting Bank or any Lender or (j) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, provided that such disclosure shall be limited to the Information required by the CUSIP Service Bureau or similar agency. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement of the type customarily provided to market data collectors. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Fronting Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Fronting Bank acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 11.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Fronting Bank, the LC Administrator and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the LC Administrator, the Fronting Bank or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, the LC Administrator or the Fronting Bank, irrespective of whether or not such Lender, the LC Administrator or the Fronting Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender, the LC Administrator or the Fronting Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the LC Administrator, the Fronting Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the LC Administrator, the Fronting Bank or their respective Affiliates may have. Each Lender, the LC Administrator and the Fronting Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 9.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Fronting Bank, the Swingline Lender or the LC Administrator, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 11.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 4.4, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, (iii) a single Lender does not consent to an amendment or waiver which, pursuant to Section 11.1, requires the consent of all Lenders, (iv) any Lender is an Defaulting Lender, or (v) any Lender is not a NAIC-Qualified Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.6(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE LC ADMINISTRATOR OR THE FRONTING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER, THE LC ADMINISTRATOR OR THE FRONTING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH LOAN PARTY THAT IS ORGANIZED OR INCORPORATED IN A JURISDICTION OUTSIDE OF THE UNITED STATES IRREVOCABLY CONSENTS THAT SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT THE ADDRESS OF ITS AGENT FOR SERVICE OF PROCESS, RENAISSANCE REINSURANCE U.S. INC., 140 BROADWAY, SUITE 4200, NEW YORK, NEW YORK 10005 OR SUCH OTHER ADDRESS AS THE BORROWER MAY SUBMIT TO THE ADMINISTRATIVE AGENT BY PRIOR NOTICE, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. IN ADDITION, EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.2. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 11.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Sustainability Structuring Agent, the Lenders and the Arrangers, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Sustainability Structuring Agent, the Lenders and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Sustainability Structuring Agent, the Lenders and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Sustainability Structuring Agent nor any Lender nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Sustainability Structuring Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Sustainability Structuring Agent nor any Lender nor any Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Sustainability Structuring Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 11.17 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

SECTION 11.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Patriot Act. The Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

SECTION 11.19 Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

SECTION 11.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 11.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 11.22 Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Effective Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement, nor shall it extinguish, terminate or impair the obligations or the rights or remedies of the Administrative Agent under the Existing Credit Agreement or any other Loan Document. On the Effective Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Loan Parties outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans and other obligations outstanding under the corresponding facilities described herein, without any further action by any Person (including, without limitation, any Assignment and Assumption), except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of the Loans, together with any Loans funded on the Effective Date, reflect the respective

Commitments of the Lenders hereunder. Except as expressly amended hereby, each Loan Document shall continue in full force and effect in accordance with the provisions thereof on the date hereof, and (a) the Borrower ratifies and reaffirms any grant of security interests and any liens granted, as the case may be, under the Security Documents and (b) the Guarantor ratifies and reaffirms the guarantee of obligations by the Guarantor. On the Effective Date, (a) the Commitment of each lender that is a party to the Existing Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) shall automatically be terminated, all outstanding obligations owing to the Exiting Lenders shall be repaid in full and each Exiting Lender shall cease to be a Lender under the Existing Credit Agreement and this Agreement and (b) the participation interests of the Lenders in outstanding Participated Letters of Credit and Swingline Loans (including any Letters of Credit issued and Swingline Loans made under the Existing Credit Agreement) shall automatically be reallocated based on the Applicable Percentages of the Lenders as of the Effective Date. Each Exiting Lender shall return to the Borrower any promissory note executed and delivered by the Borrower to such Exiting Lender pursuant to the Existing Credit Agreement. The Borrower hereby provides notice that RenRe North America Holdings Inc. no longer, as of the date hereof, holds or is obligated to pay any Debt (other than Excluded Debt) and the parties hereto agree that RenRe North America Holdings Inc. is hereby released as a Guarantor as of the Effective Date, but RenRe North America Holdings Inc. shall continue to be subject to the terms of Section 6.11. Any reference to the Credit Agreement or any of the other Loan Documents herein or in any other Loan Documents shall refer to this Agreement and such other Loan Documents as amended hereby.

SECTION 11.23 Judgement Currency. The obligations of any Loan Party in respect of any sum due to the Lenders hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which such sum originally due to such party is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the judgment currency such party may, in accordance with normal, reasonable banking procedures in the relevant jurisdiction, purchase the original currency with the judgment currency. If the amount of the original currency so purchased is less than the sum originally due to such party in the original currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to such party to this Agreement, such party agrees to remit to such Loan Party the amount of such excess. This covenant shall survive the termination of this Agreement and payment of all Obligations.

ARTICLE XII.

BORROWER GUARANTY

SECTION 12.1 The Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Borrower from the Credit Extensions hereunder, the Borrower hereby unconditionally, absolutely and irrevocably, and jointly and severally guarantees, as a primary obligor and not merely as surety, the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all LC Obligations of each of the Account Parties under the Loan Documents. This Guaranty is a guaranty of payment and not of collection. Upon failure by any Account Party to pay punctually any such amount, the Borrower agrees to pay forthwith on demand the amount not so paid at the place and in the manner specified in this Agreement.

SECTION 12.2 Guaranty Unconditional. The obligations of the Borrower under this Article XII shall be unconditional, absolute and irrevocable, and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release (including with respect to any Collateral) in respect of any obligation of any other obligor under any of the Loan Documents, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to any of the Loan Documents;

(iii) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Loan Documents;

(iv) any change in the corporate existence, structure or ownership of any obligor, or any Bankruptcy Event or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Loan Documents;

(v) the existence of any claim, set-off or other rights which any obligor may have at any time against any other obligor, the Administrative Agent, the LC Administrator, any Lender or any other corporation or person, whether in connection with any of the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of principal, interest or any other amount payable under any of the Loan Documents;

(vii) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any obligation or the Lenders’ rights with respect thereto;

(viii) the addition or release of any Guarantor hereunder or the taking, acceptance or release of other guarantees of the Obligations; or

(ix) any other act or omission to act or delay of any kind by any obligor, the Administrative Agent, the LC Administrator, any Lender or any other corporation or person or any other circumstance whatsoever (other than the defense of payment) which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guarantor’s obligations under this Article XII.

SECTION 12.3 Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. The Borrower’s obligations under this Article XII shall remain in full force and effect until the Commitments of the Lenders hereunder shall have terminated, no Letters of Credit shall be outstanding and all Obligations payable by the Loan Parties under the Loan Documents shall have been paid in full. If at any time any payment of any Obligation payable by a Loan Party under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Loan Party or otherwise, the Borrower’s obligations under this Article XII with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

SECTION 12.4 Waiver by the Borrower. The Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person. The Borrower warrants and agrees that each waiver set forth in this Section 12.4 is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.

SECTION 12.5 Subrogation. The Borrower hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Loan Party, or any other insider guarantor that arises from the existence, payment, performance or enforcement of the Borrower’s obligations under or in respect of this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender or the Administrative Agent against any Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all Obligations payable under this Agreement shall have been paid in full in cash, no Letters of Credit shall be outstanding and the Commitments of the Lenders hereunder shall have expired or been terminated. If any amount shall be paid to the Borrower in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of all amounts payable under this Guaranty, and (b) the LC Expiration Date, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of the Borrower and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any amounts payable under this Guaranty thereafter arising. If (i) the Borrower shall make payment to the Lenders or the Administrative Agent of all or any amounts payable under this Guaranty, (ii) all amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the LC Expiration Date shall have occurred, the Lenders and the Administrative Agent will, at the Borrower’s request and expense, execute and deliver to the Borrower appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Borrower of an interest in the obligations resulting from such payment made by the Borrower pursuant to this Guaranty.

SECTION 12.6 Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Loan Party under any of the Loan Documents is stayed upon the occurrence of any Bankruptcy Event with respect to such Loan Party, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Borrower under this Article XII forthwith on demand by the Administrative Agent made at the request, or with the consent, of the Required Lenders.

SECTION 12.7 Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of all Obligations payable under this Agreement and (ii) the LC Expiration Date, (b) be binding upon the Borrower, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and the Administrative Agent and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 11.6.

(a) Subordination of Other Obligations. Any Indebtedness of any Loan Party now or hereafter held by the Borrower is hereby subordinated in right of payment to the Obligations of such Loan Party, and any such Indebtedness collected or received by the Borrower after receipt of notice of an Event of Default (which has occurred and is continuing) by Administrative Agent shall be held in trust for Administrative Agent on behalf of the Lenders and shall forthwith be paid over to Administrative Agent for the benefit of Lenders to be credited and applied against such Obligations but without affecting, impairing or limiting in any manner the liability of the Borrower under any other provision hereof.

[Signature Pages Follow]

RENAISSANCERE HOLDINGS LTD.

By:	/s/ Matthew W. Neuber
Name:	Matthew W. Neuber
Title:	Senior Vice President & Treasurer

RENAISSANCE REINSURANCE LTD.

By:	/s/ Matthew W. Neuber
Name:	Matthew W. Neuber
Title:	Senior Vice President & Corporate Treasurer

RENAISSANCERE SPECIALTY U.S. LTD.

By:	/s/ Matthew W. Neuber
Name:	Matthew W. Neuber
Title:	Senior Vice President & Corporate Treasurer

RENAISSANCE REINSURANCE U.S. INC.

By:	/s/ Adriana Nivia
Name:	Adriana Nivia
Title:	Chief Financial Officer & Treasurer

RENAISSANCERE EUROPE AG

By:	/s/ Matthew W. Neuber
Name:	Matthew W. Neuber
Title:	Authorised Signatory

[RenaissanceRe Third Amended and Restated Credit Agreement - Signature Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION., as Administrative Agent, Fronting Bank, LC Administrator, Swingline Lender and Lender

By:	/s/ William R. Goley
Title:	Managing Director

[RenaissanceRe Third Amended and Restated Credit Agreement - Signature Page]

BARCLAYS BANK PLC, as Syndication Agent, Swingline Lender, Sustainability Structuring Agent and Lender

/s/ Karla K. Maloof
By:	Karla K. Maloof
Title:	Authorized Signatory

[RenaissanceRe Third Amended and Restated Credit Agreement - Signature Page]

HSBC BANK USA, N.A., as an Existing Lender

/s/ Teresa Pereyra
By:	Teresa Pereyra
Title:	Vice President, FIG Insurance

[RenaissanceRe Third Amended and Restated Credit Agreement - Signature Page]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[RenaissanceRe Third Amended and Restated Credit Agreement - Signature Page]

ROYAL BANK OF CANADA, as a Lender

/s/ Tim Stephens
By:	Tim Stephens
Title:	Authorized Signatory

[RenaissanceRe Third Amended and Restated Credit Agreement - Signature Page]

SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/s/ William Ashton
Title:	Director

[RenaissanceRe Third Amended and Restated Credit Agreement - Signature Page]

THE BANK OF NEW YORK MELLON, as a Lender

/s/ Ken Sneider
By:	Kenneth P. Sneider, Jr.
Title:	Director

[RenaissanceRe Third Amended and Restated Credit Agreement - Signature Page]

CITIBANK, N.A., as an Exiting Lender

By:	/s/ Robert Chesley
Title:	Vice President and Managing Director

[RenaissanceRe Third Amended and Restated Credit Agreement - Signature Page]

BMO HARRIS BANK N.A., as an Exiting Lender

/s/ Nair Raghu
By:	Nair Raghu
Title:	Director

[RenaissanceRe Third Amended and Restated Credit Agreement - Signature Page]